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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 NOTICE OF 2016 ANNUAL MEETING
 OF STOCKHOLDERS

To Be Held May 10, 2016

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2016 annual meeting of our stockholders will be held at our offices located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, on Tuesday, May 10, 2016, at 9:00 a.m. Austin, Texas time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.
To elect the four nominees named in the attached proxy statement as directors to serve on our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2.
Advisory approval of the Company's executive compensation.

3.
To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

4.
To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2016.

5.
To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has fixed the close of business on March 11, 2016 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Executive Vice President, General Counsel and
Corporate Secretary

March 23, 2016
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under "Voting Information—How you can change or revoke your vote."

Important Notice Regarding Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on May 10, 2016. The 2016 Proxy Statement, along with our Annual Report on Form 10-K for 2015, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

2016 PROXY STATEMENT

2016 PROXY STATEMENT

2016 PROXY STATEMENT

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

GENERAL

Our Board of Directors seeks your proxy for use in voting at our 2016 annual meeting of stockholders to be held on Tuesday, May 10, 2016, at 9:00 a.m. Austin, Texas time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement, 2015 Annual Report to Stockholders (which includes our audited financial statements) ("Annual Report") and proxy card or voting instructions were made available to you over the internet on or about March 23, 2016. The Annual Report does not constitute any part of the material for the solicitation of proxies.

RECORD DATE

Holders of our common stock as of the close of business on March 11, 2016, the record date, may vote at the 2016 annual meeting, either in person or by proxy. At the close of business on March 11, 2016, there were 33,906,986 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

PURPOSE OF THE ANNUAL MEETING

At the annual meeting, the stockholders will be asked to vote on the following proposals:

  Proposal No. 1:    Election of the four nominees named in this Proxy Statement as directors to serve on our Board of Directors.

  Proposal No. 2:     Advisory approval of the Company's executive compensation.

  Proposal No. 3:     To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

  Proposal No. 4:    Ratification of the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2016.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are using the rule of the Securities and Exchange Commission ("SEC") that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about March 23, 2016, we sent stockholders of record at the close of business on March 11, 2016, a Notice Regarding the Internet Availability of Proxy Materials ("Notice"). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

2016 PROXY STATEMENT 1

VOTING INFORMATION

DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares, and a notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

VOTING YOUR SHARES

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of the four ways:

•
By Submitting a Proxy by Internet.  Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Austin, Texas time, on May 10, 2016. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•
By Submitting a Proxy by Telephone.  To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Austin Texas time, on May 10, 2016.

•
By Submitting a Proxy by Mail.  If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the Annual Meeting.

•
At the Annual Meeting.  You can vote your shares at the Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•
FOR election of the director nominees under the caption "Election of Directors."

•
FOR advisory approval of the Company's executive compensation.

•
FOR re-approval of the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

•
FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2016.

BROKER DISCRETIONARY VOTING IF YOU DO NOT INSTRUCT YOUR BROKER ON HOW TO VOTE YOUR SHARES

Brokers do not have discretionary authority to vote on the proposals to elect directors, to hold an advisory vote on executive compensation and to re-approve the material terms of our 2007 Stock Incentive Plan for Section 162(m) purposes if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for your votes to be counted on these proposals. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

2 2016 PROXY STATEMENT

VOTING INFORMATION

VOTING IN PERSON AT THE ANNUAL MEETING

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

HOW YOU CAN CHANGE OR REVOKE YOUR VOTE

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the Annual Meeting by:

•
giving written notice of revocation to our Corporate Secretary at any time before the voting begins;

•
signing and delivering a proxy that is dated after the proxy you wish to revoke;

•
attending the annual meeting and voting in person by properly completing and submitting a ballot; or

•
if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Attention: David M. Grimm, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

QUORUM

The presence at the annual meeting, in person or by proxy, of holders of 16,953,494 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked "abstain" and broker "non-votes" (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

ABSTENTIONS

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote "cast" for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

2016 PROXY STATEMENT 3

VOTING INFORMATION

BROKER NON-VOTES

Broker "non-votes" are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker "non-vote" with respect to a proposal will not be counted as a vote "cast" for or against the proposal. Consequently, a broker "non-vote" will not affect the outcome of the vote.

REQUIRED VOTES

Election of Directors

To elect a director nominee, the votes cast "for" that nominee must exceed the votes cast "against" that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Non-Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on "Election of Directors." Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company's Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Re-Approval of Material Terms of 2007 Stock Incentive Plan for Section 162(m) Purposes

To re-approve the material terms of our 2007 Stock Incentive Plan for Section 162(m) purposes, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Ratification of Auditors

To ratify appointment of our independent registered public accounting firm, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

PROXY SOLICITATION; COUNTING THE VOTES

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King's employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $7,500. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election to certify the results.

CONFIDENTIAL VOTING POLICY

We have adopted a confidential voting policy, which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

4 2016 PROXY STATEMENT

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 11, 2016 follows.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS(1)

BlackRock, Inc.(2)	5,451,600	16.1%
55 East 52nd Street
New York, New York 10022
NWQ Investment Management Company, LLC(3)	5,219,477	15.4%
2049 Century Park East, 16th Floor
Los Angeles, California 90067
T. Rowe Price Associates, Inc.(4)	3,184,040	9.4%
100 E. Pratt Street
Baltimore, Maryland 21202
Cove Street Capital, LLC(5)	3,170,000	9.3%
2101 East El Segundo Boulevard, Suite 302
El Segundo, California 90245
Carlson Capital, L.P. and related entities(6)	2,894,781	8.5%
2100 McKinney Avenue, Suite 1800
Dallas, Texas 75201
The Vanguard Group, Inc.(7)	2,470,871	7.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Keeley Asset Management Corp.(8)	1,962,695	5.8%
111 West Jackson, Suite 810
Chicago, Illinois 60604
Dimensional Fund Advisors LP(9)	1,752,009	5.2%
Building One, 6300 Bee Cave Road
Austin, Texas 78746

(1)
Based upon a total of 33,906,986 shares of common stock outstanding on March 11, 2016.

(2)
Based solely on information reported on Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has the sole voting power over 5,334,879 shares and has the sole dispositive power over 5,429,730 shares.

(3)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 12, 2016 by NWQ Investment Management Company, LLC. According to the Schedule 13G/A, NWQ Investment Management Company, LLC has the sole voting power over 5,218,217 shares and has the sole dispositive power over 5,219,477 shares.

(4)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc. ("Price Associates"). According to the Schedule 13G/A, Price Associates has sole voting power over 658,460 shares and sole dispositive power over 3,184,040 shares. According to the Schedule 13G/A, Price Associates does not serve as custodian of the assets of any of its clients and therefore in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the individual and institutional clients which Price Associates serves as investment advisor. Any and all discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to any registered investment company sponsored by Price Associates which it also serves as investment advisor (a "Price Fund"), only the custodian for the Price Funds has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right except that the stockholders of each such Price Fund participate proportionately in any dividends and distributions so paid.

(5)
Based solely on information reported on Schedule 13D/A filed with the SEC on February 8, 2016 by Cove Street Capital, LLC and Jeffrey Bronchick. According to the Schedule 13D/A, Cove Street Capital, LLC has the sole voting power over 3,165,917 shares and has the sole dispositive power over 3,165,917 shares. The Schedule 13D/A also reflects that Mr. Bronchick beneficially owns 4,083 shares and, as member of Cove Street Capital, LLC, is deemed to also beneficially own 3,165,917 shares owned by Cove Street Capital, LLC. For voting arrangements between us and Cove Street Capital, LLC, see "Election of Directors—Director Nomination Agreements."
2016 PROXY STATEMENT 5

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

(6)
Based solely on information reported on Schedule 13D/A filed with the SEC on February 8, 2016, the shares of common stock listed in the table represent the aggregate number of shares beneficially owned by the following: (a) Double Black Diamond Offshore Ltd., a Cayman Islands exempted company ("DOF"); (b) Black Diamond Offshore Ltd., a Cayman Islands exempted company ("OFF" and, along with DOF, the "Funds"); (c) Carlson Capital, L.P., a Delaware limited partnership and investment manager of the Funds ("Carlson Capital"); (d) Asgard Investment Corp. II, a Delaware corporation and the general partner of Carlson Capital ("Asgard II"); (e) Asgard Investment Corp., a Delaware corporation and the sole stockholder of Asgard II ("Asgard I"); and (f) Clint D. Carlson ("Carlson"). Carlson Capital, Asgard II, Asgard I and Carlson have the power to vote and direct the disposition of the 2,735,573 shares held by DOF and 159,208 shares held by OFF. For voting arrangements between us and Carlson Capital, L.P., see "Election of Directors—Director Nomination Agreements."

(7)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole voting power over 43,389 shares, the sole dispositive power over 2,420,082 shares, the shared voting power over 9,700 shares, and the shared dispositive power over 50,789 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,089 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,000 shares as a result of its serving as investment manager of Australian investment offerings.

(8)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 8, 2016 by Keeley Asset Management Corp. According to the Schedule 13G/A, Keeley Asset Management Corp. has the sole voting power over 1,835,576 shares and has the sole dispositive power over 1,962,695 shares.

(9)
Based solely on information reported on Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP. According to the Schedule 13G, Dimensional Fund Advisors LP has the sole voting power over 1,654,278 shares and has the sole dispositive power over 1,752,009 shares. According to the Schedule 13G, Dimensional Funds Advisor is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our shares of common stock held by the Funds. Dimensional disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on March 11, 2016 by:

•
Each of our directors and nominees for director, including our Chief Executive Officer (CEO),

•
Our Chief Financial Officer (CFO) and our two most highly compensated executive officers other than our CEO and CFO (we had only two other executive officers, other than the CEO and CFO, as of such date),

•
Our former CEO and CFO, each of whom were executive officers until their separation from employment in September 2015, and

•
All directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

6 2016 PROXY STATEMENT

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

	BENEFICIAL OWNERSHIP		ADDITIONAL OWNERSHIP(4)
BENEFICIAL OWNER	AMOUNT AND NATURE(1)(2)(3)	PERCENT OF CLASS	SHARES ISSUABLE ON EXERCISE OF OPTIONS AFTER MAY 10, 2016(6)	STOCK APPRECIATION RIGHTS(5)	RESTRICTED STOCK UNITS(6)	MARKET- LEVERAGED STOCK UNITS(7)	PERFORMANCE STOCK UNITS(8)	TOTAL ADDITIONAL OWNERSHIP (d+e+f+g+h)	TOTAL BENEFICIAL AND ADDITIONAL OWNERSHIP (b+i)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Non-Employee Directors
William G. Currie	86,130	*	—	—	33,099	—	—	33,099	119,229
M. Ashton Hudson(9)	35,901	*	20,000	—	—	—	—	20,000	55,901
William C. Powers, Jr.	86,099	*	—	—	34,279	—	—	34,279	120,378
James A. Rubright	101,619	*	—	—	39,885	—	—	39,885	141,504
Daniel B. Silvers	41,491	*	13,500	—	—	—	—	13,500	54,991
Richard M. Smith	93,194	*	—	—	28,621	—	—	28,621	121,815
Richard D. Squires(10)	15,901	*	20,000	—	—	—	—	20,000	35,901
David L. Weinstein	32,428	*	13,500	—	—	—	—	13,500	45,928
Named Executive Officers
Phillip J. Weber(11)	113,720	*	116,261	3,759	42,698	34,600	22,890	220,208	333,928
Charles D. Jehl(12)	145,943	*	18,657	12,628	65,645	24,414	14,768	136,112	282,055
Bruce F. Dickson(13)	97,271	*	27,984	—	2,923	37,356	23,998	92,261	189,532
David M. Grimm	164,933	*	23,321	12,628	19,288	30,518	18,460	104,215	269,148
James M. DeCosmo(14)	530,312	1.6%	—	68,929	9,804	67,138	40,612	186,483	716,795
Christopher L. Nines(15)	138,208	*	—	12,628	—	—	—	12,628	150,836
Group
All directors and executive officers (14 persons) as a group	1,683,150	5.0%	253,223	110,572	276,242	194,026	120,728	954,791	2,637,941

*
Less than one percent based upon a total of 33,906,986 shares of common stock outstanding on March 11, 2016.

(1)
Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 11, 2016: Mr. Currie—20,000; Mr. Hudson—0; Mr. Powers—20,000; Mr. Rubright—20,000; Mr. Silvers—6,500; Mr. Smith—26,666; Mr. Squires—0; Mr. Weinstein—6,500; Mr. Weber—65,943; Mr. Jehl—97,282; Mr. Dickson—63,692; Mr. Grimm—103,695; Mr. DeCosmo—388,733; Mr. Nines—86,251; and all directors and executive officers (14 persons) as a group—905,262.

(2)
Includes 1,200 shares of our common stock owned by relatives of all directors and executive officers (14 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(3)
Includes shares of our common stock underlying restricted stock units granted to directors under our director compensation program for which the director has the unilateral right to cause the Company to pay out common stock within 60 days from March 11, 2016: Mr. Currie—66,130; Mr. Hudson—10,901; Mr. Powers—66,099; Mr. Rubright—81,409; Mr. Silvers—25,591; Mr. Smith—66,528; Mr. Squires—10,901; Mr. Weinstein—25,928; and all directors and executive officers as a group (14 persons)—358,487. The restricted stock units are payable upon the director's retirement from the Board of Directors.

(4)
"Additional Ownership" is not included in the SEC's definition of "Beneficial Ownership."

(5)
Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(6)
Includes restricted stock units payable in cash upon the director's retirement from the Board of Directors. Also includes executive officer restricted stock units which generally vest on the third anniversary of the date of grant, or vest ratably over three years. Restricted stock units may be settled in stock or cash, as determined at the time of grant.

(7)
Market-leveraged stock units vest three years from date of grant. Market-leveraged stock units will be settled in common stock using a conversion formula to determine the number of market-leveraged stock units paid based on the percent change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of market-leveraged stock units paid, a 50% reduction in stock price results in a 0.5 multiple of market-leveraged stock units paid, and more than 50% reduction in stock price results in no market-leveraged stock units paid. The number of shares included in column (g) equals the number of market-leveraged stock units granted.

(8)
Performance stock units typically vest three years from date of grant. Performance stock units will be settled in common stock using a performance formula to determine the number of performance stock units paid based on performance during the performance period. Performance conditions may be relative to peer companies or tied to specific financial or operational metrics or both. Payout may vary from zero to two shares per unit depending on the specific performance award and its performance conditions. The number of shares included in column (h) equals the number of performance stock units granted.

(9)
Mr. Hudson joined our Board on February 5, 2016 pursuant to the Director Nomination Agreement with Cove Street Capital, LLC. In connection with the Director Nomination Agreement, Ms. Brown resigned from the Board effective as of February 5, 2016.
2016 PROXY STATEMENT 7

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

(10)
Mr. Squires joined our Board on February 5, 2016 pursuant to the Director Nomination Agreement with Carlson Capital L.P. In connection with the Director Nomination Agreement with Carlson Capital L.P., Mr. Matthews resigned from the Board effective as of February 5, 2016.

(11)
Mr. Weber became our Chief Executive Officer on September 25, 2015.

(12)
Mr. Jehl became our Chief Financial Officer on September 30, 2015.

(13)
Mr. Dickson has notified the Board of his intention to step down as Chief Real Estate Officer effective on March 31, 2016.

(14)
Mr. DeCosmo served as our President and Chief Executive Officer until September 25, 2015.

(15)
Mr. Nines served as our Chief Financial Officer until September 30, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC's Section 16 rules for the most recent fiscal year.

8 2016 PROXY STATEMENT

ELECTION OF DIRECTORS

Our bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Amended and Restated Certificate of Incorporation and bylaws also provide that the directors will be divided into three classes. Our Board of Directors has set the number of directors at nine with one class of two directors, one class of three directors, and one class of four directors.

Our classified board structure is being phased out over a three-year period, beginning with the 2016 annual meeting of stockholders. At the 2016 annual meeting of stockholders, four directors are up for election. Three of those director nominees, Mr. Hudson, Mr. Smith, and Mr. Weber, if elected, are to serve until the 2017 annual meeting of stockholders. Mr. Hudson was appointed to the Board on February 5, 2016 pursuant to the Director Nomination Agreement with Cove Street Capital, LLC to fill the vacancy created by Ms. Brown's resignation, effective February 5, 2016. Mr. Smith, was previously elected at the 2013 annual meeting of stockholders to serve until 2016, and the other director, Mr. Weber, was appointed to the Board on September 25, 2015 to fill the vacancy created by the departure of Mr. DeCosmo, who stepped down as President and Chief Executive Officer and as a member of the Board on September 25, 2015. The fourth director nominee, Mr. Squires, if elected, will serve until the 2018 annual meeting of stockholders. Mr. Squires was appointed to the Board on February 5, 2016 pursuant to the Director Nomination Agreement with Carlson Capital L.P. to fill the vacancy created by Mr. Matthews' resignation, effective February 5, 2016. Mr. Jastrow and Mr. Johnson retired from the Board on December 31, 2015. The director nominees elected at the 2017 annual meeting of stockholders will serve until the 2018 annual meeting of stockholders. All directors will be elected on an annual basis beginning with the 2018 annual meeting of stockholders.

Our bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast "for" his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Non-Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the annual meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee's recommendation within 90 days after the date of the annual meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors' decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board's decision on whether to accept or reject the resignation, the Company will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason(s) for rejecting the tendered resignation.

DIRECTOR QUALIFICATIONS

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

NOMINEES

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

2016 PROXY STATEMENT 9

ELECTION OF DIRECTORS

Mr. Hudson, Mr. Smith and Mr. Weber are standing for election as directors to serve until the 2017 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. Mr. Squires is standing for election as a director to serve until the 2018 annual meeting of stockholders, or until his replacement is duly elected and meets all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director's principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

NOMINEES FOR DIRECTORS TO BE ELECTED AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO SERVE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS

M. Ashton Hudson	Age: 43

Director since February 2016
Principal Occupation and Other Information
Mr. Hudson is President and General Counsel of Rock Creek Capital Group, Inc., an alternative asset manager with significant land holdings throughout the southeast, and has been a partner and member of the Rock Creek Investment Committee since 2002. Previously, Mr. Hudson practiced law with the firm of Parker, Hudson, Rainer & Dobbs LLP, where his legal practice was primarily focused on corporate finance, mergers and acquisitions, and general corporate law. He is a former owner and manager of Timbervest, LLC, one of the first timber investment management organizations (TIMO).
Mr. Hudson has significant knowledge and experience regarding land markets and investments, with special expertise in timberland.

Richard M. Smith	Age: 70

Director since 2007
Principal Occupation and Other Information
Mr. Smith is the President of Pinkerton Foundation, a New York-based private foundation serving the needs of at-risk youth. He is the former Chairman of Newsweek, a position he held from 1998 to 2010. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America (MPA) from 1996 to 1997 and was the founding Chairman of the MPA's New Media Committee. Mr. Smith previously served on the MPA's board and on the board of the American Society of Magazine editors. He also serves on the board of Merryck & Co., a privately-held CEO mentoring firm. Mr. Smith served on the board of Temple-Inland Inc. until its February 2012 merger with International Paper Company.
Mr. Smith has substantial knowledge of and insights into current trends and events, including their potential impacts on our businesses and customers, and has extensive leadership experience.

10 2016 PROXY STATEMENT

ELECTION OF DIRECTORS

Phillip J. Weber	Age: 55

Director since September 2015
Principal Occupation and Other Information
Mr. Weber has served as our Chief Executive Officer since September 2015. He has served as Chairman of the Real Estate Investment Committee since May 2013, and previously served as Executive Vice President—Water Resources from May 2013 to September 2015 and as Executive Vice President—Real Estate from 2009 to May 2013. Prior to joining Forestar, he served the Federal National Mortgage Association (Fannie Mae) as Senior Vice President—Multifamily from 2006 to October 2009, as Chief of Staff to the CEO from 2004 to 2006, as Chief of Staff to Non-Executive Chairman of the Board and Corporate Secretary from 2005 to 2006, and as Senior Vice President, Corporate Development in 2005.
Mr. Weber is our Chief Executive Officer and has significant experience in the real estate business generally and specifically in our real estate operations.

NOMINEE FOR DIRECTOR TO BE ELECTED AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO SERVE UNTIL THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Richard D. Squires	Age: 58

Director since February 2016
Principal Occupation and Other Information
Mr. Squires is Managing Director and Co-Founder of Lennox Capital Partners, LP, a special situations and value-oriented investment fund in publicly-traded debt, equity and bankruptcy securities, and Delos Shipping, LLC, a private equity vehicle focused primarily on global product and chemical tanker acquisitions since 2010. Mr. Squires is also a Managing Director and Co-Founder of SPI Holdings, LLC, a real estate company with land, retail, office, hotel, mini-storage and industrial assets, since 1995.
Mr. Squires has substantial experience investing in and managing a broad array of real estate assets.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. HUDSON, MR. SMITH, MR. WEBER AND MR. SQUIRES AS DIRECTORS OF FORESTAR.

2016 PROXY STATEMENT 11

ELECTION OF DIRECTORS

CONTINUING DIRECTORS

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

DIRECTORS TO SERVE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS

William C. Powers, Jr.	Age: 69

Director since 2007
Principal Occupation and Other Information
Mr. Powers is currently the Joseph D. Jamail Centennial Chair in Law at the School of Law at The University of Texas at Austin. He previously served as President of The University of Texas at Austin from 2006 to June 2015 and as Dean of The University of Texas School of Law from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the "Powers Report." Mr. Powers also serves on the board of Rita's Water Ice, a privately held company.
Mr. Powers has extensive legal and management expertise, including special expertise in the evaluation and management of risk.

David L. Weinstein	Age: 49

Director since February 2015
Principal Occupation and Other Information
Mr. Weinstein manages personal investments and previously served as President and Chief Executive Officer of MPG Office Trust, Inc., a publicly traded office REIT, from November 2010 until the sale of the company in October 2013. From September 2008 until October 2013, Mr. Weinstein was a partner at Belvedere Capital, a real estate investment firm based in New York. From April 2007 until August 2008, Mr. Weinstein was a Managing Director of Westbridge Investment Group/Westmont Hospitality Group, a real estate investment fund focused on hospitality. From 1996 until January 2007, Mr. Weinstein worked at Goldman, Sachs & Co. in New York, first as a Vice President in the real estate investment banking group (focusing on mergers, asset sales and corporate finance) and then from 2004 as a Vice President in the Special Situations Group (focused on real estate debt investments). Mr. Weinstein was a member of the MPG Office Trust, Inc. Board of Directors from August 2008 until October 2013.
Mr. Weinstein has significant knowledge regarding commercial real estate operations and financing, and public company management experience.

12 2016 PROXY STATEMENT

ELECTION OF DIRECTORS

DIRECTORS TO SERVE UNTIL THE 2018 ANNUAL MEETING OF STOCKHOLDERS

William G. Currie	Age: 68

Director since 2007
Principal Occupation and Other Information
Mr. Currie is Chairman of the Board of Universal Forest Products, Inc., one of the United States' leading manufacturers and distributors of wood and wood-alternative products. Mr. Currie has had a 35-plus year career with Universal Forest Products, Inc., serving as Chief Executive Officer from 1989 through 2009, as Executive Chairman of the Board from 2006 through 2009, and as Vice Chairman from 2000 through 2005.
Mr. Currie has extensive knowledge of building materials markets, which are highly relevant to housing, and many years of public company management and board leadership experience.

James A. Rubright	Age: 69

Director since 2007
Principal Occupation and Other Information
Mr. Rubright has served as our Non-Executive Chairman of the Board since September 2015. He previously served as Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America's leading manufacturers of paperboard, containerboard and consumer and corrugated packaging, until his retirement in October 2013. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright serves on the boards of AGL Resources Inc., an energy company, and HD Supply Holdings, Inc., an industrial supply company.
Mr. Rubright has significant experience in public company management, reporting and board leadership. He also has special expertise related to oil and gas industry operations.

Daniel B. Silvers	Age: 39

Director since February 2015
Principal Occupation and Other Information
Mr. Silvers has served as Managing Member of Matthews Lane Capital Partners LLC, an investment management firm, since June 2015. He is the former President of SpringOwl Asset Management LLC, an investment management firm, a position he held from March 2009 to June 2015 (including predecessor entities). From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition-oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of SpringOwl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. At Fortress, Mr. Silvers' primary focus was to originate, oversee due diligence on and asset management for real estate and gaming investments in Fortress' Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. Mr. Silvers serves on the board of India Hospitality Corp., owner of interests in Adelie Foods Group, a UK "Food to Go" supplier. Mr. Silvers previously served on the board of directors of International Game Technology, bwin.party digital entertainment plc, an online gaming company, and Universal Health Services, Inc.
Mr. Silvers has significant experience in corporate finance, capital allocation, capital markets and public company governance.

2016 PROXY STATEMENT 13

ELECTION OF DIRECTORS

HOW NOMINEES ARE SELECTED

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange ("NYSE") and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the CEO of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director's qualifications, a suitable candidate will be invited to meet with our Non-Executive Chairman and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Our bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

DIRECTOR NOMINATION AGREEMENTS

SOA and Cove Street Director Nomination Agreement and Appointment of Daniel B. Silvers and David L. Weinstein to the Board

On February 9, 2015, we entered into a Director Nomination Agreement with SpringOwl Associates LLC ("SOA") and Cove Street Capital, LLC ("Cove Street" and, collectively with SOA, the "Investors"). Pursuant to the Director Nomination Agreement, Mr. Silvers was appointed to our Board as a director of the class of directors whose terms expired in 2015 (Mr. Silvers was subsequently re-elected to the Board) and Mr. Weinstein was appointed as a director of the class of directors whose terms will expire in 2017. Our Board agreed to accept the resignation of Mr. Thomason contemporaneous with the appointment of Messrs. Silvers and Weinstein and to accept, prior to or upon the 2016 annual meeting of stockholders, the retirement of Mr. Dougherty from the Board in compliance with the retirement age requirements in the our corporate governance guidelines. The Director Nomination Agreement provides that upon Mr. Dougherty's retirement, the size of our Board will be decreased by one. Mr. Dougherty retired from the Board on December 31, 2015, and the Board currently consists of nine members.

Pursuant to the Director Nomination Agreement, Mr. Silvers was appointed as a member of the Executive Committee, the Audit Committee and the Nominating and Governance Committee and Mr. Weinstein was appointed as a member of the Executive Committee, the Audit Committee and the Management Development and Executive Compensation Committee.

A full description of the Director Nomination Agreement, including a copy of the Director Nomination Agreement, can be found in our Current Report on Form 8-K filed with the SEC on February 9, 2015.

Cove Street Director Nomination Agreement and Appointment of M. Ashton Hudson to the Board

On February 5, 2016, we entered into a Director Nomination Agreement with Cove Street. Pursuant to the Director Nomination Agreement with Cove Street, Mr. Hudson was appointed to our Board as a director of the class of directors whose terms expire in 2017. Our Board agreed to accept the resignation of Ms. Brown contemporaneous with the appointment of Mr. Hudson on February 5, 2016. Pursuant to the Director Nomination Agreement, Mr. Hudson was appointed as a member of the Nominating and Governance Committee.

14 2016 PROXY STATEMENT

ELECTION OF DIRECTORS

Pursuant to the Director Nomination Agreement, Cove Street agrees, during the Standstill Period (as defined below), to, among other things, (i) not solicit proxies regarding any matter to come before any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, including for the election of directors, or enter into a voting agreement or any group with other shareholders, (ii) not propose any tender or exchange offer and certain extraordinary transactions without prior approval of the Board, and (iii) vote its shares in favor of our nominees of existing directors for election to the Board and certain identified matters expected to be presented at the 2016 meeting of our stockholders. The Director Nomination Agreement will terminate upon the expiration of the Standstill Period.

The Standstill Period is defined as the period from February 5, 2016 until the earlier of (i) February 1, 2017, (ii) 25 days before the nomination deadline for the 2017 annual meeting of our stockholders and (iii) ten business days after such date, if any, that Cove Street provides written notice to us that we materially breached any of our commitments under the Direction Nomination Agreement where such breach has not cured within 15 business days after such written notice.

A full description of the Director Nomination Agreement, including a copy of the Director Nomination Agreement, can be found in our Current Report on Form 8-K filed with the SEC on February 8, 2016.

Carlson Capital Director Nomination Agreement and Appointment of Richard D. Squires to the Board

On February 5, 2016, we entered into a Director Nomination Agreement with Carlson Capital, L.P. ("Carlson Capital"). Pursuant to the Director Nomination Agreement, Mr. Squires was appointed to our Board as a director of the class of directors whose terms expire in 2018. Our Board agreed to accept the resignation of Mr. Matthews contemporaneous with the appointment of Mr. Squires on February 5, 2016. Pursuant to the Director Nomination Agreement, Mr. Squires was appointed as a member of the Nominating and Governance Committee.

Pursuant to the Director Nomination Agreement, Carlson Capital agrees, during the Standstill Period (as defined below), to, among other things, (i) not solicit proxies regarding any matter to come before any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, including for the election of directors, or enter into a voting agreement or any group with other shareholders, (ii) not propose any tender or exchange offer and certain extraordinary transactions without prior approval of the Board, and (iii) vote its shares in favor of our nominees of existing directors for election to the Board and certain identified matters expected to be presented at the 2016 meeting of our stockholders. The Director Nomination Agreement will terminate upon the expiration of the Standstill Period.

The Standstill Period is defined as the period from February 5, 2016 until the earlier of (i) two business days before the nomination deadline for the 2017 annual meeting of our stockholders and (ii) ten business days after such date, if any, that Carlson provides written notice to us that we materially breached any of our commitments under the Director Nomination Agreement where we have not cured such breach within 15 business days after such written notice.

A full description of the Director Nomination Agreement, including a copy of the Director Nomination Agreement, can be found in our Current Report on Form 8-K filed with the SEC on February 8, 2016.

2016 PROXY STATEMENT 15

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTION POLICY

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•
compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;

•
business expense reimbursements;

•
transactions with an entity in which the related party owns less than 10% of the other entity;

•
transactions with an entity in which the related party is a director only;

•
transactions with an entity in which the related party is not an executive officer or a partner; and

•
indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director's independence under the NYSE listing standards.

During the year ended December 31, 2015, there were no transactions that were required to be reported in this section of the Proxy Statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

16 2016 PROXY STATEMENT

BOARD MATTERS

BOARD LEADERSHIP STRUCTURE

Mr. Rubright, an independent director who is not an officer or employee of our Company, serves as our Non-Executive Chairman. The Board appointed Mr. Rubright as Non-Executive Chairman of the Board on September 25, 2015, following Mr. Jastrow's decision to not stand for re-election at the 2016 annual meeting of stockholders and retire from the Board effective December 31, 2015. Mr. Rubright has significant experience serving as a public company CEO and he also serves or has served on several other company boards.

We believe it is the CEO's responsibility to run the Company and the Chairman's responsibility to run the Board. We also believe that at this time it is beneficial for us to have a separate Chairman whose sole job is leading the Board. This structure enables Mr. Weber, our Chief Executive Officer, to focus his entire energy on running the Company while affording us the benefits of Mr. Rubright's significant leadership experience. We believe our CEO and our Non-Executive Chairman have an excellent working relationship which will allow Mr. Weber to develop and grow as a CEO.

Our corporate governance guidelines state that our Board believes that separation of the offices of Chairman and CEO is in the best interests of the Company and its stockholders at this time. However, should circumstances change in the future, the Board is free to choose its Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our bylaws, including determining whether our CEO should also serve as Chairman.

Our Board performs a number of its functions through committees. All committee members including the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under NYSE listing standards. Each committee's charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Committees" section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

RISK OVERSIGHT

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO or Chief Administrative Officer report on significant risks to the Board at least annually, and at additional times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan annually and periodically throughout the year as part of the Board's consideration of our strategic direction.

All of our current Board members (and other Board members who served during 2015) except for Mr. Weber, our Chief Executive Officer, and Mr. DeCosmo, who stepped down as our President and Chief Executive Officer and a director on September 25, 2015, are classified as independent under the NYSE listing standards. A number of our Board members have served as members of senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Non-Executive Chairman, benefits our Company and our stockholders.

Each of the Board's Committees also oversees the management of risks that fall within the Committee's areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Audit Committee receives reports at least annually from management regarding the Company's process for assessment of risks. In addition, our Vice President of Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Audit Committee reports regularly to the full Board.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

2016 PROXY STATEMENT 17

BOARD MATTERS

AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of:

•
the integrity of our financial statements;

•
compliance with legal and regulatory requirements;

•
the independent registered public accounting firm's qualifications and independence; and

•
the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2015, the members of the Audit Committee were Mr. Rubright (Chairman), Mr. Currie, Mr. Matthews, Mr. Powers, Mr. Silvers, Mr. Thomason, and Mr. Weinstein. The Audit Committee met nine times in 2015. Mr. Thomason resigned from our Board of Directors in February 2015 and Mr. Matthews resigned from our Board of Directors in February 2016. Mr. Silvers and Mr. Weinstein were appointed to the Audit Committee in February 2015.

MANAGEMENT DEVELOPMENT AND EXECUTIVE COMPENSATION COMMITTEE

The Compensation Committee is responsible for:

•
determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO's compensation;

•
determining and approving the compensation of the other executive officers;

•
establishing the compensation philosophies, goals, and objectives for executive officers;

•
advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•
establishing compensation plans for non-executive employees and approving annual bonus pools;

•
advising the Board with respect to employee benefit programs;

•
advising the Board with respect to equity and long-term incentive plans;

•
conducting an annual review of executive officers' expense reports;

•
conducting an annual review of executive officers' personal usage of company-owned facilities and equipment;

•
preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

•
overseeing the company's compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The CEO recommends executive compensation amounts and programs to the Compensation Committee. The Compensation Committee engaged a compensation consultant, Semler Brossy Consulting Group, LLC, to provide advice about proposed compensation programs and amounts and to provide market data regarding executive compensation in 2015. The compensation consultant may provide specific data to the Compensation Committee upon request by the Compensation Committee. The Compensation Committee may invite a representative of the compensation consultant to attend meetings of the committee from time to time, and also may meet with the representative in executive session periodically. The Compensation Committee will engage a compensation advisor only after taking into consideration all factors relevant to the compensation advisor's independence from management. See "Executive Compensation—Oversight of Executive Compensation—Compensation Consultant" on page 34 for further discussion of the Compensation Committee's assessment.

Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

18 2016 PROXY STATEMENT

BOARD MATTERS

During 2015, the members of the Compensation Committee were Mr. Currie, Mr. Dougherty, Mr. Johnson, Mr. Rubright, and Mr. Weinstein, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. Mr. Johnson served as Chairman of the Compensation Committee until September 25, 2015, at which time Mr. Currie was appointed Chairman. The Compensation Committee met eight times in 2015. Mr. Weinstein was appointed to the Compensation Committee in February 2015. Mr. Dougherty and Mr. Johnson retired from the Board effective December 31, 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under "Certain Relationships and Related Party Transactions."

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is responsible for:

•
reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•
recommending nominees to serve on the Board of Directors;

•
reviewing potential conflicts of prospective Board members;

•
recommending the size of the Board;

•
recommending the membership of the Board committees;

•
reviewing corporate governance issues;

•
reviewing performance and qualifications of Board members before they stand for reelection;

•
reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•
reviewing outside directorships in other publicly-held companies by our senior officers;

•
acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

•
recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

During 2015, the members of the Nominating and Governance Committee were Mr. Smith (Chairman), Ms. Brown, Mr. Matthews, Mr. Powers, Mr. Silvers, and Mr. Thomason, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met six times in 2015. Mr. Thomason resigned from our Board of Directors in February 2015 and Ms. Brown and Mr. Matthews resigned from our Board of Directors in February 2016. Mr. Silvers was appointed to the Nominating and Governance Committee in February 2015, and Mr. Hudson and Mr. Squires were appointed to the Nominating and Governance Committee in February 2016.

EXECUTIVE COMMITTEE

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•
matters related to the composition of the Board,

•
changes in our bylaws, and

•
certain other significant corporate matters.
2016 PROXY STATEMENT 19

BOARD MATTERS

The members of the Executive Committee include the Non-Executive Chairman of the Board, who serves as Chairman of the Executive Committee, the Chairman of each standing committee of the Board, and Messers. Silvers and Weinstein. The Executive Committee met two times in 2015.

DIRECTOR INDEPENDENCE

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

All directors other than Mr. Weber, our Chief Executive Officer, and Mr. DeCosmo, who resigned as our President and Chief Executive Officer and a director on September 25, 2015, satisfy our director independence standards. Mr. DeCosmo did not meet our independence standards because he was an employee and director. Similarly, Mr. Weber does not meet our independence standards because he is an employee and officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•
The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

•
To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee's charter or applicable law.

In making its independence determinations, the Board considered investment banking services provided by Goldman Sachs (Mr. Johnson was a director in 2015), sales of residential lots and impervious cover rights to KB Home (Mr. Jastrow was a director in 2015), payments received for crude oil sold by operators of wells in which we have an interest to Genesis Energy (Mr. Jastrow was a director), legal services provided by Winstead P.C. (a family member of Mr. Matthews is a stockholder) and legal services provided by Jackson Walker L.L.P. (Mr. Powers' primary employment is with the University of Texas at Austin and he also became of counsel to Jackson Walker L.L.P. in August 2015). Jackson Walker L.L.P. has provided legal services to us for a number of years but no legal services are provided to us by or under the direction of Mr. Powers. Mr. Powers is paid a fixed sum as of counsel so any payments by us to Jackson Walker L.L.P. for legal services have no effect on Mr. Powers' compensation from Jackson Walker L.L.P. All of these transactions were made in the ordinary course of our business and in the ordinary course of business of the other companies, and on arm's-length terms. All of the above directors were deemed not to have a direct or indirect material interest in the respective transactions, and the Board determined that their independence was not impaired.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

BOARD MEETINGS

Our Board typically meets at least four times a year. Our Board met 12 times in 2015. Each incumbent director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only independent directors present. Executive sessions were held at eight of the Board meetings in 2015. Our Non-Executive Chairman of the Board serves as presiding director to lead these executive sessions of the Board.

OTHER CORPORATE GOVERNANCE MATTERS

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board

20 2016 PROXY STATEMENT

BOARD MATTERS

based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2015 annual meeting of stockholders except one director who was ill on the date of the meeting.

Non-employee directors must retire no later than the annual stockholders meeting following their 75th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and its stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

On March 12, 2015, our Board of Directors terminated our stockholder rights plan by amending the plan to accelerate the plan termination date to March 13, 2015.

POLICIES ON BUSINESS CONDUCT AND ETHICS

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO, CFO and Principal Accounting Officer also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the Non-Executive Chairman with a copy to our General Counsel. The independent third party is NAVEX Global and such comments may be sent to:

NAVEX Global
333 Research Court
Norcross, GA 30092
Attention: Call Center—Forestar Group

Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to NAVEX Global at www.reportlineweb.com/Forestar.

2016 PROXY STATEMENT 21

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule is as follows:

DIRECTOR FEE SCHEDULE

	2015	2016

Annual Retainer Fee	$60,000 (paid $15,000 per quarter)	$50,000 (paid $12,500 per quarter)
Annual Non-Executive Chair Retainer	$250,000 (paid $62,500 per quarter)	$25,000
Annual Audit Committee Chair Retainer	$15,000	$15,000
Annual Other Committee Chair Retainer	$5,000	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee	$500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant—payment deferred until retirement	$85,000	$75,000 at first quarterly board meeting with 25% vested at grant and 25% to vest at each subsequent quarterly board meeting
Match for deferring fees in lieu of current cash payment—deferred until retirement	50%	50%

In September 2015, our Board reduced the annual retainer for the Non-Executive Chair from $250,000 to $25,000 and thereafter the Board reduced its compensation beginning in 2016 to the amounts set forth above. Mr. Jastrow's annual Non-Executive Chair retainer was not eligible for a match under the fee deferral plan described below. The current Non-Executive Chair retainer is eligible for match under the fee deferral plan.

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, vesting 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Mr. DeCosmo, who served as our President and Chief Executive Officer until September 25, 2015, did not receive a fee for his service on our Board other than his compensation as an employee in 2015. Similarly, Mr. Weber, who was appointed as our Chief Executive Officer on September 25, 2015, does not and will not receive a fee for service on our Board other than his compensation as an employee. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

FEE DEFERRAL PLAN

Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors at the time of grant. The aggregate amount deferred into restricted stock units would equal 1.5 times the amount of cash fees deferred. The number of restricted stock units is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. restricted stock units are vested when granted. Dividend equivalents would be credited as additional restricted stock units if and when paid to stockholders. At retirement, a director will be paid, as determined by our Board of Directors at the time of grant, either in cash equal to the number of restricted stock units credited to his or her account multiplied by the then current closing price of our common stock or a number of shares of our common stock equal to the number of restricted stock units credited to his or her account.

If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. The directors' fee deferral plan provides for accelerating payment in the event the director's service terminates due to a change in control.

22 2016 PROXY STATEMENT

DIRECTOR COMPENSATION

ANNUAL RESTRICTED STOCK UNIT GRANT

On the date of the first regularly-scheduled Board meeting each year, each non-employee director receives a number of restricted stock units determined by dividing the dollar amount of the annual restricted stock unit grant by the closing price of our common stock on such date, rounded down to the nearest whole unit. For 2015, the restricted stock units were vested when granted. For 2016, 25% of the restricted stock units are vested when granted and 25% vest at each quarterly board meeting. The restricted stock units are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors on grant date.

STOCK OWNERSHIP GUIDELINES

Directors are required to hold Forestar stock or restricted stock units with an aggregate value of at least $150,000 by the end of three years from initial election. This stock ownership policy is contained in our corporate governance guidelines, which are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. All our directors have satisfied their stock ownership requirements based upon the $11.46 per share NYSE closing price of our common stock on March 11, 2016, the record date.

INSURANCE AND INDEMNIFICATION

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2015 DIRECTOR COMPENSATION

The following table presents compensation earned by non-employee directors for services rendered in 2015 as calculated in accordance with SEC rules. However, directors do not receive any payout of compensation deferred into restricted stock units until they retire. The value received at the time the director retires may be different than the amount reported below. All of our directors except Mr. Jastrow elected to defer their 2015 fees until retirement.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(3)	TOTAL

(a)	(b)	(c)	(d)	(e)
Kathleen Brown(4)	—	$190,720	—	$190,720
William G. Currie	—	203,968	—	203,968
Michael E. Dougherty(5)	—	181,724	—	181,724
Kenneth M. Jastrow, II(6)	$237,562	84,987	—	322,549
James A. Johnson(7)	—	200,734	—	200,734
Charles W. Matthews(8)	—	199,714	—	199,714
William Powers, Jr.	—	197,468	—	197,468
James A. Rubright	—	243,422	—	243,422
Daniel B. Silvers(9)	—	201,965	$37,825	239,790
Richard M. Smith	—	202,721	—	202,721
Carl A. Thomason(10)	—	107,487	—	107,487
David L.Weinstein(11)	—	206,471	37,825	244,296

(1)
Includes the aggregate grant date fair value of awards granted in 2015 calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 17 to our audited consolidated financial statements in our 2015 Annual Report on Form 10-K.

(2)
The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) fees earned in 2015 but deferred until retirement. The deferred fees earn a match of 50% (except for Mr. Jastrow's Non-Executive Chair retainer) and are converted into restricted stock units. Under the terms of our
2016 PROXY STATEMENT 23

DIRECTOR COMPENSATION

  director fee deferral program, fees are rounded down to the nearest whole restricted stock unit. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director's account in 2015, along with the director's projected retirement date:

NAME	BOARD RETAINER	COMMITTEE RETAINER FEES	BOARD AND COMMITTEE MEETING FEES	MATCH	ANNUAL RESTRICTED STOCK UNIT GRANT	TOTAL DEFERRED FEES/STOCK AWARDS VALUE ON GRANT DATE OF FEES DEFERRED UNTIL RETIREMENT	CONVERTED INTO RESTRICTED STOCK UNITS PAYABLE UPON RETIREMENT	NORMAL OR EXPECTED RETIREMENT DATE

Kathleen Brown	$60,000	$—	$10,500	$35,250	$85,000	$190,750	13,844	Retired
William G. Currie	60,000	1,329	18,000	39,665	85,000	203,994	14,836	2023
Michael E. Dougherty	60,000	—	4,500	32,250	85,000	181,750	13,169	Retired
Kenneth M. Jastrow, II	—	—	—	—	85,000	85,000	6,036	Retired
James A. Johnson	60,000	3,671	13,500	38,586	85,000	200,757	14,568	Retired
Charles W. Matthews	60,000	—	16,500	38,250	85,000	199,750	14,520	Retired
William C. Powers, Jr.	60,000	—	15,000	37,500	85,000	197,500	14,352	2022
James A. Rubright	60,000	21,644	24,000	52,822	85,000	243,466	17,704	2022
Daniel B. Silvers	60,000	—	18,000	39,000	85,000	202,000	14,690	2052
Richard M. Smith	60,000	5,000	13,500	39,250	85,000	202,750	14,713	2021
Carl A. Thomason	15,000	—	—	7,500	85,000	107,500	7,634	Retired
David L.Weinstein	60,000	—	21,000	40,500	85,000	206,500	15,027	2042

(3)
The amounts shown in column (d) relate to the initial stock option grant upon appointment of a new director.

(4)
Ms. Brown resigned from our Board of Directors in February 2016.

(5)
Mr. Dougherty resigned from our Board of Directors in December 2015.

(6)
Mr. Jastrow resigned from our Board of Directors in December 2015.

(7)
Mr. Johnson resigned from our Board of Directors in December 2015.

(8)
Mr. Matthews resigned from our Board of Directors in February 2016.

(9)
Mr. Silvers joined our Board of Directors in February 2015.

(10)
Mr. Thomason resigned from our Board of Directors in February 2015.

(11)
Mr. Weinstein joined our Board of Directors in February 2015.
24 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

GOVERNANCE AND LEADERSHIP

Our Board of Directors made extensive governance and leadership changes in 2015 and first quarter 2016:

•
Four new independent directors, Messrs. Hudson, Silvers, Squires and Weinstein, joined the Board. These directors have brought new perspectives and additional expertise to our Board.

•
Our shareholder rights plan (sometimes called a poison pill) was terminated over two years ahead of its scheduled 2017 expiration date.

•
Following our Board's recommendation, stockholders approved an amendment to our certificate of incorporation to declassify the Board. When fully implemented, all directors will be elected annually.

•
Mr. Weber was named Chief Executive Officer to replace Mr. DeCosmo, and Mr. Jehl was named Chief Financial Officer to replace Mr. Nines.

•
Mr. Rubright was appointed Non-Executive Chairman of the Board following Mr. Jastrow's resignation from that role, and the fee paid to the Non-Executive Chairman was reduced from $250,000 to $25,000 per year.

•
Our Board size was reduced from 12 to nine members following the year-end 2015 retirements of Messrs. Dougherty, Jastrow and Johnson, and Ms. Brown and Mr. Matthews retired in February 2016.

Our leadership is regularly engaged with our stockholders and many of these changes were influenced by or made in response to stockholder feedback.

KEY INITIATIVES

•
Reducing costs across the entire organization,

•
Reviewing entire portfolio of assets,

•
Reviewing capital structures, and

•
Providing additional information.

ACCOMPLISHMENTS

In the six months since Mr. Weber's appointment as CEO we have made significant progress:

•
In December 2015, we sold our Midtown Cedar Hill multifamily project near Dallas for $43 million.

•
In December 2015, we retired $19 million of our senior secured notes.

•
In January 2016, we announced that we had signed an agreement to sell our Kansas and Nebraska oil and gas assets for approximately $21 million, and closed the sale in March.

•
In February 2016, we announced that we had signed an agreement to sell the Radisson Hotel & Suites for $130 million.

2016 COMPENSATION

In light of the leadership changes outlined above and consistent with our initiative to reduce costs across the entire organization, in the latter part of 2015 our Compensation Committee commenced a process to "reset" total compensation for our named executive officers (NEO). For example, our new CEO's base salary is 17% lower than his predecessor, and the CEO's 2016 long-term equity incentive award was 68% lower than his predecessor's 2015 LTI award. However, under SEC rules 2016 compensation will be reported in our 2017 proxy statement rather than in this 2016 proxy statement. Thus, the compensation described in this proxy statement is not fully reflective of significant changes made, some of which occurred after year-end 2015.

2016 PROXY STATEMENT 25

COMPENSATION DISCUSSION AND ANALYSIS

OUR 2015 PERFORMANCE

Our 2015 financial results were mixed, principally due to significant negative impacts from oil and gas commodity price declines since 2014. The real estate segment delivered earnings of $67.7 million. These earnings were more than offset by 2015 oil and gas segment loss of $184.4 million, principally due to oil and gas proved property impairments of $107.1 million and oil and gas unproved leasehold interest impairments of $57.7 million. Our other natural resources segment reported a loss of $0.6 million. As a result, our 2015 net loss was approximately $213.0 million, after tax.

ADVISORY VOTE

At our 2015 annual meeting of stockholders, approximately 91% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. Our Board of Directors has determined that advisory votes on executive compensation will be held annually.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our 2015 compensation philosophy is that a significant part of our executives' compensation should relate to our performance, as measured by return on assets (ROA), combined real estate and other natural resources segment earnings, and oil and gas segment cash flow. We calculate ROA as earnings before interest and taxes (EBIT) divided by beginning of year book value of assets. We calculate oil and gas segment cash flow by subtracting operating and production costs from revenues. In calculating oil and gas segment cash flow, we exclude capital expenditures from the calculation.

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize value realization, performance and long-term stockholder value. We look to ROA, combined real estate and other natural resources segment earnings and oil and gas segment cash flow to help measure value realization and performance. We are guided by the following principles in determining the form and amount of executive compensation:

•
Compensation should be tied to performance.  A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered annually based on ROA, segment earnings, oil and gas segment cash flow, and achievement of individual performance objectives. Also, stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock and restricted stock units generate value to executives as our performance and stock price improves.

•
Compensation should align executives' and stockholders' interests and reward long-term value creation.  Our annual incentive bonuses are tied closely to ROA, segment earnings and oil and gas segment cash flow because we believe there is a strong correlation between these components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives' interests with our stockholders' interests and encourages our executives to focus on long-term growth and performance.

•
Compensation should be competitive.  Our total compensation, especially our base salaries, annual incentive compensation and long-term incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

•
Retention.  We believe an overall package of appropriate pay and benefits provides for a standard of living that helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and a 401(k) plan match. In addition, equity awards with vesting and forfeiture provisions encourage staying with the Company. Also, we provide change in control agreements to help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the Company or its stockholders.

ELEMENTS OF OUR COMPENSATION PROGRAM

The elements of our compensation program are as follows:

•
Salaries;

•
Annual incentive bonuses based on performance measurements;
26 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•
Equity-based long-term incentive awards including stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units;

•
401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•
Health and welfare benefits; and

•
Change in control agreements.

Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee's judgment it is competitive within our segments of the real estate and oil and gas industries, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

ELEMENT	PERFORMANCE MEASURE	MEASUREMENT PERIOD

Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus:
Cash	ROA, real estate and other natural resources segment earnings and oil and gas segment cash flow	1 year
Long-term incentives:
Market-leveraged stock units	Stock price	3 years
Stock options or stock appreciation rights	Stock price	10 years
Performance stock units	Selected company performance measures	3 years
Restricted stock units	None	3 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base Salaries

Base salaries are determined based on the executive's responsibilities, performance, experience, and the Compensation Committee's judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys and publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

During 2015, our Compensation Committee adjusted the annual base salaries of three of our NEOs as follows:

EXECUTIVE OFFICER	2014 BASE SALARY	INCREASE	% INCREASE	2015 BASE SALARY

Mr. Weber	$310,000	$190,000	61.3%	$500,000
Mr. Grimm	290,000	30,000	10.3%	320,000
Mr. Nines	300,000	50,000	16.7%	350,000

Mr. Weber's base salary was increased in connection with his appointment as Chief Executive Officer on September 25, 2015. The Compensation Committee increased Mr. Grimm's base salary in 2015 because he has continued to provide sound legal counsel to our management and Board encompassing all corporate issues and needs, and his oversight of litigation has resulted in favorable settlements to the Company. The Compensation Committee increased Mr. Nines' base salary in 2015 due to capital markets successes such as a $46,500,000 reimbursement to us from the Cibolo Canyons Special Improvement District's issuance of $48,900,000 Hotel Occupancy Tax and Sales and Use Tax Revenue Bonds. Mr. Nines separated from

2016 PROXY STATEMENT 27

COMPENSATION DISCUSSION AND ANALYSIS

employment on September 30, 2015. Our Compensation Committee determined the salary adjustment amounts based on its discretion and, with regard to Mr. Grimm and Mr. Nines, based on recommendations of the former CEO.

Annual Incentive Bonuses

For 2015, our Compensation Committee selected a combination of ROA, combined real estate and other natural resources segment earnings, and oil and gas segment cash flow as the primary performance measures for determining annual incentive bonuses. Oil and gas segment cash flow is calculated as segment revenues minus operating and production costs, but excluding the impact of capital expenditures on the calculation. These three bonus components are evaluated independently by the Compensation Committee and are incremental in calculating the total bonus amount. Our Compensation Committee may also consider recommendations of the CEO and the degree to which the employee's actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, agreements, developments or sales.

The ROA component bonus would equal a percentage of EBIT based on our ROA for the year if ROA falls within a certain range of percentages determined by our Compensation Committee. If the ROA for the year were to fall within the range of percentages, then the ROA incentive bonus component would be a specified amount based on the actual percentage, and the ROA component bonus would be deemed earned as a result of achievement of ROA. For 2015, the range of ROA percentages was from 4% to 20%. If ROA were to fall outside the range of percentages, then the Compensation Committee would determine the ROA bonus amount in its discretion.

The segment earnings component bonus is based on a sliding scale for the combined real estate and other natural resources segments if the combined segment earnings falls within a certain range of earnings amounts determined by our Compensation Committee. If the combined segment earnings for the year were to fall within the established range of amounts, then the segment earnings incentive bonus would be a specified amount based on the actual combined segment earnings for the year. For 2015, the range for total combined segment earnings was from $26 million to $131 million. If segment earnings were to fall outside the range of amounts, then the Compensation Committee would determine the combined segment earnings bonus amount in its discretion.

The oil and gas segment cash flow bonus is based on a sliding scale for the oil and gas segment if the segment cash flow for the year were to fall within a certain range of amounts determined by our Compensation Committee. If the segment cash flow for the year were to fall within the established range of amounts, then the oil and gas segment cash flow bonus would be a specified amount based on the actual segment cash flow for the year. For 2015, the range for oil and gas segment cash flow was from $33 million to $45 million. If segment cash flow were to fall outside the range of amounts, then the Compensation Committee would determine the oil and gas segment cash flow bonus amount in its discretion.

Our 2015 ROA was approximately (11.7)%, principally due to significant negative impacts from oil and gas commodity price declines since 2014. Combined 2015 real estate and other natural resources segment earnings were $67.1 million. Oil and gas segment 2015 cash flow was below the required threshold. Thus, only real estate and other natural resources segment earnings contributed to 2015 bonus and there were no contributions from the ROA or oil and gas segment cash flow components. Absent the significant decline in oil and natural gas prices, however, management believes 2015 ROA results would have been within the component bonus range of percentages.

In addition, the Company undertook siginficant changes in both leadership and strategy in 2015, requiring substantial effort on the part of the remaining executive officers. In light of efforts associated with these significant changes and the fact that the ROA component bonus fell outside the range of percentages due principally to commodity price declines, our Compensation Committee determined bonuses in its discretion based on its evaluation of Mr. Weber's performance as CEO and based on Mr. Weber's recommendations following his performance evaluations of our other executive officers. Factors considered include:

•
Mr. Weber—Assumed role of CEO, designed new strategy for the Company, began implementation of the strategy, and initiated cost-reduction measures and non-core asset sales.

•
Mr. Jehl—Assumed role of CFO, continued to run our oil and gas segment and its sale of non-core assets, implemented zero-based budgeting, managed securities purchases, and increased transparency to the CEO and our Board.

•
Mr. Dickson—Led the real estate segment, which contributed $67.7 million in segment earnings.
28 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•
Mr. Grimm—Managed the legal aspects of: our leadership transition, Board transitions and corporate governance changes, closure of the oil and gas segment's Fort Worth office, oil and gas asset sales process, and ongoing workforce reduction.

The following table reflects 2015 cash incentive bonuses paid to our NEOs:

NAME	TOTAL BONUS

Mr. Weber	$200,000
Mr. Jehl	175,000
Mr. Dickson	175,000
Mr. Grimm	175,000
Mr. DeCosmo	203,000
Mr. Nines	—

In addition, Mr. Jehl received in 2015 a $275,000 retention bonus under a written commitment pursuant to our 2014 retention program for key oil and gas segment employees. Mr. DeCosmo was entitled to receive an annual incentive bonus calculated pursuant to the terms of the 2015 annual incentive program, as provided in Mr. DeCosmo's employment agreement.

Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay "sign-on" bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive. No special or sign-on bonuses were awarded to NEOs in 2015.

Long-Term Incentive Awards

Our 2007 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units. Our Compensation Committee grants annual equity-based long-term incentive awards and may grant equity-based awards as a portion of the annual incentive program. Our Compensation Committee anticipates making annual equity-based long-term incentive award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives. Our Compensation Committee may, in its discretion, grant equity-based awards during the year as a result of extraordinary performance or the assumption of new responsibilities or to establish additional incentives in light of significant company events or developments.

In making decisions regarding annual equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from the compensation consultant regarding market practices, recommendations of the CEO (except for the CEO's awards, whose recommendations are made by the Non-Executive Chairman), and the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines.

2016 PROXY STATEMENT 29

COMPENSATION DISCUSSION AND ANALYSIS

The equity-based awards generally have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights ("SARs") have an exercise price equal to the NYSE closing price per share on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten years. Options exercised are settled in common stock. Stock appreciation rights are settled in cash.
Market-Leveraged Stock Units:

Market-leveraged stock units ("MSUs") vest at the expiration of a performance period determined by the Compensation Committee, typically three years. Each MSU is based on one share of common stock. MSUs will be settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in no MSUs paid.

Performance Stock Units:

Performance stock units ("PSUs") vest at the expiration of a performance period determined by the Compensation Committee, typically three years. Each PSU is based on one share of common stock. PSUs will be settled in common stock or cash (as determined by the Compensation Committee) based on the achievement of company performance metrics determined by the Compensation Committee over the performance period.

Restricted Stock Units:

Restricted stock units ("RSUs") vest after three years or vest one-third per year and may be settled in stock or cash as determined at time award. Restricted stock unit awards have accelerated vesting upon retirement, disability, death, or if there is a change in control.

The Company uses long-term incentive awards in order to provide strong alignment with stockholders and ensure that executives are rewarded for increasing stockholder value. Given the unique combination of our businesses and the long-term nature of many of our investments it is inherently difficult to set long-term financial performance goals. Accordingly, our Compensation Committee has determined that restricted stock units, performance stock units, market-leveraged stock units and stock options are an appropriate performance-based vehicle for a significant portion of long-term incentive value. Long-term incentive value awarded each year considers both company and individual performance with additional consideration for total outstanding equity opportunity for each executive and annual stockholder dilution.

Long-term incentives for 2015 were 100% performance-based, consisting of 70% market-leveraged stock units and 30% stock options (measured by grant date fair value). There was no change to the market-leveraged stock units performance conditions or payment formula as described above. Likewise, there were no changes to the stock option terms described above. Our 2015 executive officer long-term incentives did not include options, performance stock units, stock appreciation rights or restricted stock units.

In addition, Mr. Weber received a promotional award of stock options to acquire 90,000 shares of our common stock in connection with his appointment as Chief Executive Officer and the assumption of the additional responsibilities associated with the CEO position. The stock options vest one-third on each of the first three anniversaries of the grant date; provided, that such stock options will not be exercisable unless the closing price of our common stock exceeds $17.50 per share.

2016 ANNUAL INCENTIVE PROGRAM REVISIONS

For 2016, our Compensation Committee has determined that annual incentive bonuses will be based on return of equity (ROE), which is calculated based on income before taxes (as determined in accordance with GAAP), as adjusted to eliminate gains and losses from nonstandard asset sales and asset impairments, divided by total equity of the company as of January 1, 2016. Executive officer bonuses would be targeted at one times base salary when ROE equals 10%.

30 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP GUIDELINES

To further align our executives' financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our NEOs:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

POSITION	MULTIPLE OF SALARY

Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members count toward the ownership guidelines, as do restricted stock and restricted stock units. Market-leveraged stock units and performance stock units also count based on the number of units originally awarded without regard to adjustment that may be made at the end of the performance period. Stock options are not counted until they are exercised, and stock appreciation rights are not counted.

The NEOs have five years following their initial election to meet the stock ownership guidelines. The executive must hold all stock until the stock ownership guidelines have been satisfied. We expect all of our NEOs will satisfy their stock ownership requirements within the required time period.

MANDATORY HOLDING PERIODS FOR STOCK ACQUIRED THROUGH EXERCISE OF OPTIONS

Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our stock ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

INSIDER TRADING POLICY

Under the terms of our insider trading policy, the NEOs may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities "short," and may not pledge or hold our securities in margin accounts.

OTHER COMPENSATION AND BENEFITS

Qualified Retirement Benefits

We offer a tax-qualified defined contribution retirement plan to our employees in which our NEOS are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee's contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee's compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited by IRS rules. The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee's compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Supplemental Executive Retirement Plan (SERP)

The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive's compensation in excess of

2016 PROXY STATEMENT 31

COMPENSATION DISCUSSION AND ANALYSIS

this limit (earnings of $265,000 in 2015) plus a return based on Applicable Federal Rate as published by the Internal Revenue Service. The retirement contribution is vested after two years of employment. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Employment Agreements

Except for Mr. Weber, none of our NEOs has an employment agreement. Our employment agreement with Mr. DeCosmo, our former President and Chief Executive Officer, was terminated in connection with his separation as President and Chief Executive Officer effective September 25, 2015.

For a description of Mr. Weber's employment agreement and Mr. DeCosmo's employment agreement, see the Narrative to Summary Compensation Table, Actual Pay and Grants of Plan-Based Awards Tables section beginning on page 40 of this Proxy Statement. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally such an agreement does not cover more than the first year's pay and bonus.

Change in Control Agreements

All of the NEOs and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the "Potential Payments Upon Termination or Change in Control" section beginning on page 46 of this Proxy Statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we would not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Perquisites

We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 37 for a description of 2015 perquisites.

Severance Benefits

Other than as described in this Proxy Statement, we do not have a plan or policy to provide severance benefits to executives whose employment terminates. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

Mr. DeCosmo served as our President and Chief Executive Officer until September 25, 2015. The Board determined that Mr. DeCosmo's departure was to be treated as a termination of employment without cause (as defined in his employment agreement). Accordingly, Mr. DeCosmo received compensation and benefits payable under his employment agreement. See discussion of his employment agreement under "—Employment Agreements—Mr. DeCosmo" beginning on page 41. Mr. DeCosmo received the following severance payments and benefits upon his termination: (i) a cash payment of $2,364,000 representing two times the sum of Mr. DeCosmo's base salary and his 2014 target annual bonus, (ii) a payment of $106,590 representing two years' match and retirement contribution under our 401(k) plan and two years' contributions to our SERP, (iii) health and welfare benefits for two years at no greater cost than what Mr. DeCosmo was paying before termination, valued at $22,230, (iv) two years continuation of perquisites, and (v) reimbursement for outplacement services for one year (not to exceed $90,000). In addition, Mr. DeCosmo received his 2015 annual incentive bonus of $203,000 based on the terms of the 2015 annual incentive program, which was paid in 2016 when the other participants in the program received their bonus payments.

32 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In connection with the departure of Mr. Nines, on October 21, 2015, we entered into a separation agreement and release of all claims with Mr. Nines. Under the separation agreement, we agreed to (i) pay Mr. Nines $200,000 in October 2015 and $500,000 in January 2016, and (ii) reimburse Mr. Nines for the cost incurred to obtain COBRA coverage for a period of up to one year and reimburse Mr. Nines for premium payments for basic life insurance and accidental death and dismemberment coverage calculated as in effect immediately prior to the termination date, unless and until he becomes eligible for alternative health insurance benefits. Such benefits are subject to applicable tax withholdings and Mr. Nines' compliance with the terms of the separation agreement, including his agreement to release all claims against us and our officers, directors and affiliates, and to provide consulting services at our request until November 30, 2015 to facilitate the transition of his duties and responsibilities and our continued operations. In exchange for Mr. Nines providing such consulting services, we agreed to pay Mr. Nines an aggregate amount of $50,000, to be paid in $25,000 monthly installments in October and November 2015. We also agreed to reimburse Mr. Nines for up to $25,000 in professional outplacement services, provided that Mr. Nines engages the outplacement service provider within six months of the termination date and Mr. Nines actually utilizes such services. Outside of his separation agreement, we requested that Mr. Nines continue to provide consulting services until December 31, 2015, and we paid him $25,000 for these additional consulting services. After the consulting period expired, Mr. Nines was entitled to only his vested equity awards (including having 90 days to exercise his vested stock options and stock appreciation rights), and his unvested equity awards were forfeited.

CLAWBACK POLICY

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

OVERSIGHT OF EXECUTIVE COMPENSATION

Compensation Committee

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our CEO and our Chief Administrative Officer work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. Our Non-Executive Chairman of the Board also participates in executive compensation discussions and recommends compensation for the CEO. Our CEO consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•
establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pool for the Company. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or adjusts the individual amounts;

•
approves all equity-based award recipients and the amount of each award;

•
delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•
delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers and our Vice President—Human Resources, oversees 401(k) plan fund choices. This investment committee reports annually to the Compensation Committee.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those in other companies. The Compensation Committee's compensation consultant may conduct an analysis of the NEOs to assist the Compensation Committee with setting compensation for the NEOs. For further comparison, we evaluate the base salary, annual incentive

2016 PROXY STATEMENT 33

COMPENSATION DISCUSSION AND ANALYSIS

awards, and long-term incentives provided to the NEOs of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our 2015 public company corporate peer group includes a range of companies with operations in either real estate development or oil and gas exploration and production. In determining our corporate peer group, we considered various metrics including revenues and market capitalization, targeting companies within a range of 0.5x to 2.0x of both metrics. Our peer group represents a mix of real estate and oil and gas exploration companies:

AV Homes, Inc.	Penn Virginia Corp.
Alexander & Baldwin, Inc.	Petroquest Energy Inc.
Approach Resources, Inc.	Post Properties, Inc.
Cousins Properties Incorporated	Potlatch Corporation
Contango Oil and Gas Co.	PS Business Parks, Inc.
Goodrich Petroleum Corp.	Resolute Energy Corp.
Magnum Hunter Resources Corp.	The St. Joe Company
Matador Resources Co.

We have a unique combination of businesses and assets as compared with other publicly-traded companies so our Compensation Committee recognizes the limitations inherent within public company peer comparisons and utilizes its own judgment in making compensation decisions. In addition, the applicability of our 2015 peer group is further limited because during 2015 we determined that our oil and gas operations are non-core.

Compensation Consultant

Our Compensation Committee may engage a compensation consultant to, among other things, provide market and other specific information on executive pay. The compensation consultant may also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. Our Compensation Committee engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as the compensation consultant to provide advice about proposed 2015 executive compensation programs and amounts and to provide market data regarding executive compensation.

Our Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent advisor to the Compensation Committee.

No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2015.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs for compensation each year. These tally sheets list the executive's salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

Evaluation of CEO's Performance

Mr. Weber was named Chief Executive Offier on September 25, 2015. Accordingly, due to Mr. Weber's limited tenure in his new role the Board provided Mr. Weber with feedback regarding his 2015 performance as CEO through regular discussions with directors rather than conducting a formal review process. For 2016, we expect the Compensation Committee will facilitate a process for each member of our Board (excluding the CEO) to provide formal feedback regarding the CEO's performance, to be discussed with the full Board (excluding the CEO) in executive session. Factors evaluated may include ROE, segment performance, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations. Our independent directors determine CEO pay with recommendations from the Compensation Committee.

34 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved.
Board and Compensation Committee:

Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, and employment and change in control agreements. The full Board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.

Management:

Management approves health and welfare programs for all employees, determines individual employee bonuses for all plan participants, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to make equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves the dollar value of equity awards which are valued based on the closing price of our common stock on the NYSE on the grant date or, in the case of market-leveraged stock units, the average closing price for the 40 trading day period ending on the grant date.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not "back date," "spring load" or reprice options or other stock-based awards.

Stockholder Advisory Approval of Executive Compensation

Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2015 annual meeting of our stockholders, approximately 91% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders' support of our approach to executive compensation. Therefore the Compensation Committee did not materially change its approach to executive compensation in 2015. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation. Further, we welcome direct stockholder feedback on our programs.

ACCOUNTING AND TAX TREATMENT OF COMPENSATION

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

2016 PROXY STATEMENT 35

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2015 and in this Proxy Statement.

William G. Currie, Chairman James A. Rubright David L. Weinstein
36 2016 PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our CEO, CFO and two other executive officers who for 2015 had the highest compensation, and our former CEO and CFO. We had only two other executive officers (other than the CEO and CFO) as of December 31, 2015. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS(1) ($)	STOCK AWARDS(2) ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Phillip J. Weber	2015	$360,423	$104,000	$385,006	$872,958	$96,000	$34,958	$1,853,345
Chief Executive Officer	2014	310,000	—	733,737	—	241,000	31,157	1,315,894
	2013	310,000	36,400	431,581	335,549	174,850	32,092	1,320,472

Charles D. Jehl	2015	275,000	450,000	279,996	119,980	—	40,319	1,165,295
Chief Financial Officer

Bruce F. Dickson(4)	2015	375,000	36,000	419,995	179,966	139,000	43,958	1,193,919
Chief Real Estate Officer	2014	370,833	—	816,234	—	442,000	36,000	1,665,067
	2013	344,167	134,550	445,924	335,549	174,200	38,232	1,472,622

David M. Grimm	2015	316,250	67,000	350,003	149,973	108,000	34,124	1,025,350
Chief Administrative Officer &	2014	290,000	50,000	604,993	—	195,000	29,833	1,169,826
General Counsel

James M. DeCosmo	2015	450,000	—	769,998	329,939	203,000	2,527,503	4,280,440
Former President and Chief	2014	591,667	—	1,292,484	—	143,000	48,011	2,075,162
Executive Officer(5)	2013	550,000	122,850	742,503	615,166	234,650	45,113	2,310,282

Christopher L. Nines	2015	256,250	—	385,006	164,970	—	813,542	1,619,768
Former Chief Financial Officer(6)	2014	298,333	150,000	679,508	—	200,000	31,352	1,359,193
	2013	285,000	122,200	361,988	279,617	118,300	29,507	1,196,612

(1)
Mr. Jehl, who was not an executive officer at the time our non-equity incentive plan objectives were adopted, received $175,000 annual incentive, and $275,000 retention bonus paid in 2015 under a written commitment pursuant to our 2014 retention program for key oil and gas segment employees.

(2)
Includes long-term incentive awarded in the year indicated and, for 2013 the equity portion of annual incentive awarded in the year indicated for performance associated with the prior year.

(3)
All other compensation for 2015 includes a $9,275 tax-qualified retirement contribution, a $533 umbrella liability insurance policy, and the following:

	SEVERANCE AND BENEFITS	NON- EMPLOYEE CONSULTING	POST- EMPLOYMENT INSURANCE	SERP	401(k) COMPANY MATCH	ADDITIONAL LIFE INSURANCE	BUSINESS GIFTS

Mr. Weber	$—	$—	$—	$11,775	$11,925	$1,119	$331
Mr. Jehl	—	—	—	17,850	11,925	405	331
Mr. Dickson	—	—	—	19,320	11,925	2,574	331
Mr. Grimm	—	—	—	10,369	11,925	1,302	720
Mr. DeCosmo	2,470,590	—	22,230	11,480	10,935	2,129	331
Mr. Nines	700,000	75,000	5,880	11,944	9,927	263	720

  Business gifts principally include company promotional items provided in connection with the PGA TOUR's Texas Open golf tournament held at our Cibolo Canyons mixed-use community development project near San Antonio.

(4)
Mr. Dickson has notified the Board of his intention to step down as Chief Real Estate Officer effective on March 31, 2016.

(5)
Mr. DeCosmo's employment terminated on September 25, 2015. See page 32 of this Proxy Statement for a description of severance and benefits paid to Mr. DeCosmo.

(6)
Mr. Nines' employment terminated on September 30, 2015. See page 33 of this Proxy Statement for a description of severance paid to Mr. Nines.
2016 PROXY STATEMENT 37

ACTUAL PAY

In 2015, the SEC proposed a new pay disclosure rule. The rule, which has not yet been adopted, would require disclosure of "actual" pay in comparison to "summary compensation table" pay, among other information.

The below information is presented for the CEO (our principal executive officer) and other NEOs in the format contemplated by the proposed rule:

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO(1)	COMPENSATION ACTUALLY PAID TO CEO(1)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS(2)

(a)	(b)	(c)	(d)	(e)
2015	$1,853,345	$560,423	$1,222,836	$535,100
2014	2,075,162	734,667	1,355,849	579,914
2013	2,310,282	907,500	1,398,388	577,167

(1)
Amounts shown in columns (b) and (c) represent Mr. Weber as CEO for 2015 and Mr. DeCosmo as CEO for 2014 and 2013.

(2)
Included in columns (d) and (e) for 2015 is a $275,000 retention bonus paid to Mr. Jehl which, if excluded, would reduce 2015 average compensation actually paid to non-CEO NEOs to $480,100. For 2015, Mr. DeCosmo's severance and benefits of $2,470,590 and Mr. Nines' severence of $700,000 were excluded from the amounts shown in columns (d) and (e).

Based on the proposed rule, compensation actually paid is total compensation as disclosed in the Summary Compensation Table (SCT), modified to exclude changes in actuarial present value of benefits under defined benefit and actuarial pension plans which are not attributable to the applicable years of service, and to include the value of equity awards at vesting rather than when granted. We do not have any defined benefit or actuarial pension plans so the entire difference between compensation reported in the SCT and compensation actually paid is attributable to the value of equity awards when granted as compared with the value when vested. The proposed rule also contemplates presentation of additional company performance information that we have not presented in this optional disclosure.

38 2016 PROXY STATEMENT

2015 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2015 grants of stock-based compensation awards and non-equity incentive awards made to the NEOs:

									ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)
			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)						VALUE OF STOCK AND OPTION AWARDS(5) ($)
											BASE PRICE OF OPTION AWARDS ($/SH)
	EQUITY AWARD GRANT DATE
NAME		TYPE OF AWARD	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mr. Weber		Annual Bonus	$113,000	$217,000	$1,128,000	—	—	—	—	—	$—	$—
	2/10/15	MSUs(2)	—	—	—	12,737	25,474	38,211	—	—	—	385,006
	2/10/15	Options(3)	—	—	—	—	—	—	—	25,268	14.08	164,970
	9/25/15	Options(4)	—	—	—	—	—	—	—	90,000	13.43	707,988

Mr. Jehl		Annual Bonus	—	198,000	—	—	—	—	—	—	—	—
	2/10/15	MSUs(2)	—	—	—	9,263	18,526	27,789	—	—	—	279,996
	2/10/15	Options(3)	—	—	—	—	—	—	—	18,377	14.08	119,980

Mr. Dickson		Annual Bonus	156,000	268,000	1,561,000	—	—	—	—	—	—	—
	2/10/15	MSUs(2)	—	—	—	13,894	27,789	41,683	—	—	—	419,995
	2/10/15	Options(3)	—	—	—	—	—	—	—	27,565	14.08	179,966

Mr. Grimm		Annual Bonus	128,000	216,000	1,281,000	—	—	—	—	—	—	—
	2/10/15	MSUs(2)	—	—	—	11,579	23,158	34,737	—	—	—	350,003
	2/10/15	Options(3)	—	—	—	—	—	—	—	22,971	14.08	149,973

Mr. DeCosmo		Annual Bonus	240,000	392,000	2,401,000	—	—	—	—	—	—	—
	2/10/15	MSUs(2)	—	—	—	25,473	50,947	76,420	—	—	—	769,998
	2/10/15	Options(3)	—	—	—	—	—	—	—	50,536	14.08	329,939

Mr. Nines		Annual Bonus	140,000	236,000	1,401,000	—	—	—	—	—	—	—
	2/10/15	MSUs(2)	—	—	—	12,737	25,474	38,211	—	—	—	385,006
	2/10/15	Options(3)	—	—	—	—	—	—	—	25,268	14.08	164,970

(1)
The amounts shown in column (d) reflect the minimum threshold payment under our 2015 annual incentive program for each NEO as approved by our Compensation Committee in February 2015 based on our achievement of a 4% ROA, achievement of the lowest amount in the range of combined segment earnings amounts ($26 million), and achievement of the lowest amount in the range of oil and gas segment cash flow amounts ($33 million). The amounts shown in column (f) reflect the maximum threshold possible payment under our 2015 annual incentive program for each NEO as approved by our Compensation Committee based on our achievement of a 20% ROA, achievement of the highest amount in the range of combined segment earnings amounts ($131 million) and achievement of the highest amount in the range of oil and gas segment cash flow amounts ($45 million). The target amounts shown in column (e) reflect the 2015 annual incentive bonus that would be paid based on our 2015 budget, except for Mr. Jehl. Mr. Jehl was not an executive officer at the time the 2015 bonus plan was adopted by our Compensation Committee. Accordingly, the target amount in column (e) for Mr. Jehl is a representative amount based on the last completed fiscal year's performance. Mr. Nines did not receive an annual bonus for 2015.

(2)
The amount in column (h) represents the number of shares of our common stock underlying the market-leveraged stock units on the date of grant. The market-leveraged stock units vest on the third anniversary of the date of grant and will be settled in common stock using a conversion formula under which the number of shares paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the vesting period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of shares paid, which amount is set forth in column (i), a 50% reduction in stock price results in a 0.5 multiple of shares paid, which amount is set forth in column (g), and more than 50% reduction in stock price results in no shares paid.

(3)
Options vest in 25% increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.

(4)
Options vest one-third on each of the first three anniversaries of the grant date; provided, that the stock option is not exercisable unless the closing price of our common stock exceeds $17.50 per share. The stock option expires on the tenth anniversary of the grant date.

(5)
The amounts in column (m) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts in this column (m) are included in Note 17 to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2016.
2016 PROXY STATEMENT 39

2015 GRANTS OF PLAN-BASED AWARDS

NARRATIVE TO SUMMARY COMPENSATION TABLE, ACTUAL PAY AND GRANTS OF PLAN-BASED AWARDS TABLES

Compensation Elements in Proportion to Total Compensation

In 2015, our Compensation Committee continued a heavy emphasis on performance by paying a substantial portion of NEO compensation in equity, as follows:

COMPENSATION ELEMENT		% OF TOTAL

Base salary		26%
Performance-based
Annual cash incentive	15%
Equity(1)	55%

Total performance-based		70%
Other Compensation (excluding severance)		4%

Total		100%

(1)
Represents 2015 long-term incentive awards.

Please see the Actual Pay table on page 38 of this Proxy Statement for information regarding compensation actually paid the the CEO and other NEOs. Please see the "Compensation Discussion and Analysis" section beginning on page 25 of this Proxy Statement for a description of our overall compensation philosophy and objectives.

Employment Agreements

Except for Mr. Weber, our Chief Executive Officer, and Mr. DeCosmo, our former President and Chief Executive Officer, we have not entered into employment agreements with any of our NEOs. The employment agreement with Mr. DeCosmo was terminated in connection with his separation from employment as President and Chief Executive Officer effective September 25, 2015.

Mr. Weber

On October 21, 2015, we entered into an employment agreement with Mr. Weber in connection with his appointment as Chief Executive Officer. The agreement has a two year term from his September 25, 2015, appointment as Chief Executive Officer ("Term") and provides for a base salary of $500,000, subject to increase by the Compensation Committee on or around February 2017. He is eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and director and officer insurance. The performance-based annual bonus must be on a basis substantially no less favorable than the annual bonus program applicable to our other senior executives.

Upon a termination of employment during the Term by us without cause or by Mr. Weber with good reason (in each case as such terms are defined in the employment agreement and summarized below), Mr. Weber will receive a lump-sum cash payment of $2,000,000, subject to his execution of a release of claims. No severance is payable by reason of any termination of employment upon or following the expiration of the Term. Upon any termination of employment during the Term, Mr. Weber will be subject to standard confidentiality provisions and a two-year noncompetition and nonsolicitation obligation; provided, that the noncompetition and nonsolicitation obligation will not apply if Mr. Weber's employment is terminated upon or following the expiration of the Term.

Mr. Weber remains subject to his existing change in control/severance agreement. No severance is payable under the employment agreement in circumstances where severance is payable to Mr. Weber under the change in control/severance agreement. For a discussion of the circumstances where severance is payable to Mr. Weber under the change in control/severance agreement, see "Potential Payments Upon Termination or Change in Control" section beginning on page 46 of this Proxy Statement.

Cause includes, subject to various cure periods:

•
material breach by Mr. Weber;

•
conviction of a felony or a plea of guilty or nolo contender to a felony;
40 2016 PROXY STATEMENT

2015 GRANTS OF PLAN-BASED AWARDS

•
abuse of alcohol or controlled substances that has a detrimental effect on Mr. Weber's performance of his duties;

•
material violation of any policy of the Company, including the Standards of Business Conduct and Ethics; or

•
willful engaging by Mr. Weber in conduct that is demonstrably and materially injurious to us.

Good reason includes:

•
failure to be re-elected to the Board or re-appointed as either a member of the Board or CEO;

•
assignment to Mr. Weber of any duties substantially inconsistent with his status as a senior executive;

•
material adverse alteration in the nature or status of Mr. Weber's responsibilities;

•
requirement that Mr. Weber report to a corporate or company officer or an employee instead of reporting directly to the Board (or its successor parent operating board in the event of a change in control);

•
any reduction in his base salary;

•
relocation of principal place of employment more than 50 miles and more distant from Mr. Weber's principal residence; or

•
material breach of the employment agreement by us that (if curable) is not cured within the grace period set forth in the employment agreement.

Upon termination of employment for death or disability, Mr. Weber would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. Weber would be required to execute a release of claims.

Mr. DeCosmo

Prior to our 2007 spin-off, we executed an employment agreement with Mr. DeCosmo that became effective as of the spin-off. Mr. DeCosmo separated from employment effective September 25, 2015. Mr. DeCosmo was paid the amounts and will receive the benefits due under his employment agreement for a termination without cause. For further discussion on the actual amounts due Mr. DeCosmo as a result of such termination, see the discussion under the "Potential Payments Upon Termination or Change in Control" section beginning on page 46 of this Proxy Statement.

During the term of the agreement, Mr. DeCosmo was entitled to receive a base salary, which could not be reduced below its level at the time the agreement became effective or any increase subsequently granted. He was eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There were no parameters on the performance-based annual bonus, such as a maximum amount, and it was entirely within the discretion of our Compensation Committee except that it was required to be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment, which included involuntary termination by us without cause, Mr. DeCosmo became entitled to receive a multiple of two times pay and benefits, and also credit towards three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits.

2016 PROXY STATEMENT 41

OUTSTANDING EQUITY AWARDS AT YEAR-END 2015

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2015 for the NEOs. Some awards for Mr. DeCosmo, Mr. Nines and Mr. Grimm arise out of equitable adjustment to Temple-Inland awards in connection with our 2007 spin-off. Please see "Potential Payments Upon Termination or Change of Control" beginning on page 46 for additional information.

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLANS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLANS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)	VESTING DATE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Weber	3,202	—	$17.80	02/09/20	—	$—	—	$—	Vested
	3,759	—	17.80	02/09/20	—	—	—	—	Vested
	12,364	—	18.59	02/08/21	—	—	—	—	Vested
	14,753	7,377	16.11	02/14/22	—	—	—	—	(2)
	14,620	14,620	18.70	02/12/23	—	—	—	—	(3)
	—	25,268	14.08	02/10/25	—	—	—	—	(4)
	—	90,000	13.43	09/25/25	—	—	—	—	(5)
	—	—	—	—	2,346	25,665	—	—	(6)
	—	—	—	—	—	—	14,227	155,643	(7)
	—	—	—	—	3,999	43,749	—	—	(8)
	—	—	—	—	—	—	9,126	99,838	(9)
	—	—	—	—	—	—	22,890	250,417	(10)
	—	—	—	—	—	—	25,474	139,343	(11)

Mr. Jehl	1,708	—	27.06	02/03/16	—	—	—	—	Vested
	1,708	—	30.56	02/02/17	—	—	—	—	Vested
	22,300	—	28.85	02/12/18	—	—	—	—	Vested
	10,757	—	17.80	02/09/20	—	—	—	—	Vested
	12,628	—	17.80	02/09/20	—	—	—	—	Vested
	20,772	—	18.59	02/08/21	—	—	—	—	Vested
	16,899	5,633	16.11	02/14/22	—	—	—	—	(12)
	9,746	9,747	18.70	02/12/23	—	—	—	—	(13)
	—	18,377	14.08	02/10/25	—	—	—	—	(4)
	—	—	—	—	1,647	18,018	—	—	(14)
	—	—	—	—	—	—	9,485	103,766	(7)
	—	—	—	—	3,384	37,021	—	—	(15)
	—	—	—	—	—	—	5,888	64,415	(9)
	—	—	—	—	—	—	14,768	161,562	(10)
	—	—	—	—	—	—	18,526	101,337	(11)

Mr. Dickson	26,153	8,718	16.11	02/14/22	—	—	—	—	(16)
	14,620	14,620	18.70	02/12/23	—	—	—	—	(3)
	—	27,565	14.08	02/10/25	—	—	—	—	(4)
	—	—	—	—	—	—	—	—
	—	—	—	—	2,601	28,455	—	—	(17)
	—	—	—	—	—	—	14,227	155,643	(7)
	—	—	—	—	5,845	63,944	—	—	(18)
	—	—	—	—	—	—	9,567	104,663	(9)
	—	—	—	—	—	—	23,998	262,538	(10)
	—	—	—	—	—	—	27,789	152,006	(11)

42 2016 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT YEAR-END 2015

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLANS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLANS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)	VESTING DATE

Mr. Grimm	1,708	—	27.06	02/03/16	—	—	—	—	Vested
	1,708	—	30.56	02/02/17	—	—	—	—	Vested
	22,300	—	28.85	02/12/18	—	—	—	—	Vested
	10,757	—	17.80	02/09/20	—	—	—	—	Vested
	12,628	—	17.80	02/09/20	—	—	—	—	Vested
	20,772	—	18.59	02/08/21	—	—	—	—	Vested
	18,106	6,036	16.11	02/14/22	—	—	—	—	(19)
	12,183	12,183	18.70	02/12/23	—	—	—	—	(20)
	—	22,971	14.08	02/10/25	—	—	—	—	(4)
	—	—	—	—	2,027	22,175	—	—	(21)
	—	—	—	—	—	—	11,856	129,705	(7)
	—	—	—	—	3,691	40,380	—	—	(22)
	—	—	—	—	—	—	7,360	80,518	(9)
	—	—	—	—	—	—	18,460	201,952	(10)
	—	—	—	—	—	—	23,158	126,674	(11)

Mr. DeCosmo	6,150	—	27.06	02/03/16	—	—	—	—	Vested
	6,150	—	30.56	02/02/17	—	—	—	—	Vested
	74,000	—	28.85	02/12/18	—	—	—	—	Vested
	59,010	—	9.29	02/10/19	—	—	—	—	Vested
	31,345	—	9.29	02/10/19	—	—	—	—	Vested
	32,016	—	17.80	02/09/20	—	—	—	—	Vested
	37,584	—	17.80	02/09/20	—	—	—	—	Vested
	54,402	—	18.59	02/08/21	—	—	—	—	Vested
	59,013	—	16.11	02/14/22	—	—	—	—	Vested
	53,606	—	18.70	02/12/23	—	—	—	—	Vested
	50,536	—	14.08	02/10/25	—	—	—	—	Vested
	—	—	—	—	3,298	36,080	—	—	Vested
	—	—	—	—	—	—	26,084	285,359	Vested
	—	—	—	—	6,506	71,176	—	—	Vested
	—	—	—	—	—	—	16,191	177,130	Vested
	—	—	—	—	—	—	40,612	444,295	Vested
	—	—	—	—	—	—	50,947	278,680	Vested

Mr. Nines	2,133	—	27.06	02/03/16	—	—	—	—	Vested
	2,133	—	30.56	03/31/16	—	—	—	—	Vested
	22,300	—	28.85	03/31/16	—	—	—	—	Vested
	10,757	—	17.80	03/31/16	—	—	—	—	Vested
	12,628	—	17.80	03/31/16	—	—	—	—	Vested
	20,772	—	18.59	03/31/16	—	—	—	—	Vested
	18,106	—	16.11	03/31/16	—	—	—	—	Vested
	12,183	—	18.70	03/31/16	—	—	—	—	Vested

(1)
Value for all awards is based on the closing market price of our common stock as reported on the NYSE on December 31, 2015 of $10.94. Value for market-leveraged stock units and performance stock units also considers performance measures applicable to these awards.
2016 PROXY STATEMENT 43

OUTSTANDING EQUITY AWARDS AT YEAR-END 2015

(2)
Stock options to acquire 14,753 shares are fully vested and exercisable; stock options to acquire 7,377 shares will vest on February 14, 2016.

(3)
Stock options to acquire 14,620 shares are fully vested and exercisable; stock options to acquire 7,310 shares will vest on each of February 12, 2016 and 2017.

(4)
Stock options will vest on each of the first four anniversaries of the grant date (February 10, 2015).

(5)
Stock options to acquire 30,000 shares will vest on each of September 25, 2016, 2017 and 2018; provided, that such stock options will not be exercisable unless the closing price of our common stock exceeds $17.50 per share.

(6)
The restricted stock unit award vests 2,346 shares on February 12, 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(7)
The market-leveraged stock unit award vests on February 12, 2016. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(8)
The restricted stock unit award will vest 1,999 shares and 2,000 shares on February 11, 2016 and 2017, respectively. The award will be settled in cash as it vests based on the fair market value on the vesting date.

(9)
The market-leveraged stock unit award vests on February 11, 2017. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(10)
The performance stock unit award vests on February 11, 2017. The performance stock unit will be settled in common stock using a performance formula based on ROA performance over the three-year vesting period.

(11)
The market-leveraged stock unit award vests on February 10, 2018. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(12)
Stock options to acquire 16,899 shares are vested and exercisable; stock options to acquire 5,633 shares will vest on February 14, 2016.

(13)
Stock options to acquire 9,746 shares are vested and exercisable; stock options to acquire 4,873 shares and 4,874 shares will vest on February 12, 2016 and 2017, respectively.

(14)
The restricted stock unit award vests 1,647 shares on February 12, 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(15)
The restricted stock unit award vests 1,692 shares and 1,692 shares on February 11, 2016 and 2017, respectively. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(16)
Stock options to acquire 26,153 shares are fully vested and exercisable; stock options to acquire 8,718 shares will vest on February 14, 2016.

(17)
The restricted stock unit award vests 2,601 shares on February 12, 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(18)
The restricted stock unit award vests 2,922 shares and 2,923 shares on February 11, 2016 and 2017, respectively. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(19)
Stock options to acquire 18,106 shares are vested and exercisable; stock options to acquire 6,036 shares will vest on February 14, 2016.

(20)
Stock options to acquire 12,183 shares are vested and exercisable; stock options to acquire 6,091 shares and 6,092 shares will vest on February 12, 2016 and 2017, respectively.

(21)
The restricted stock unit award vests 2,027 shares on February 12, 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(22)
The restricted stock unit award vests 1,845 shares and 1,846 shares on February 11, 2016 and 2017, respectively. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.
44 2016 PROXY STATEMENT

2015 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2015 by the NEOs:

	OPTION AWARDS/ STOCK APPRECIATION RIGHTS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED UPON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)

(a)	(b)	(c)	(d)	(e)
Mr. Weber	—	$—	21,649	$319,105
Mr. Jehl	—	—	15,883	233,978
Mr. Dickson	—	—	26,126	384,814
Mr. Grimm	—	—	17,984	264,907
Mr. DeCosmo	—	—	41,781	616,877
Mr. Nines	—	—	18,384	270,538

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2015 for the NEOs:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)

	(b)	(c)	(d)	(e)	(f)
Mr. Weber	$—	$11,775	$1,253	$—	$51,103
Mr. Jehl	—	17,850	1,452	—	63,451
Mr. Dickson	—	19,320	1,203	—	57,093
Mr. Grimm	—	10,369	1,680	—	63,118
Mr. DeCosmo	—	11,480	5,281	—	177,276
Mr. Nines	—	11,944	1,772	—	67,581

(1)
All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2015 this limit was $265,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The retirement contribution is vested after two years of employment. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

(2)
Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end and a return based on Applicable Federal Rate as published by the Internal Revenue Service.
2016 PROXY STATEMENT 45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have change in control/severance agreements with all of our NEOs. Additionally, we have entered into employment agreements containing severance provisions with our CEO, Mr. Weber, and our former President and CEO, Mr. DeCosmo, each described above. The payments and benefits received by Messrs. DeCosmo and Nines upon their termination of employment are summarized below.

Employment Agreement with Mr. Weber

On October 21, 2015, we entered into an employment agreement with Mr. Weber in connection with his appointment as our CEO. See discussion of his employment agreement under "Employment Agreements—Mr. Weber" beginning on page 40.

Employment Agreement with Mr. DeCosmo

Mr. DeCosmo was a party to an employment agreement with severance and change in control provisions. See discussion of his employment agreement under "Employment Agreements—Mr. DeCosmo" beginning on page 41. Mr. DeCosmo's employment agreement provided for certain severance benefits in connection with qualifying terminations of his employment. The amounts paid upon Mr. DeCosmo's termination of employment are described below under "Termination Payments And Benefits For Mr. DeCosmo."

Change in Control/Severance Agreements

Each of our NEOs is a party to a change in control/severance agreement, which generally requires a "double trigger" of both a change in control and a qualifying termination of employment before any benefits are paid. The following events constitute a change in control for purposes of the change in control/severance agreements:

•
any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•
the directors as of the date of our 2007 spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•
consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•
the stockholders approve a plan of liquidation or dissolution;

•
consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•
any other event that the Board determines to be a change in control.

A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by the executive for good reason with the two years following a change in control. Cause includes willful and continued failure by executive to substantially perform executive's duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise. Good reason includes assignment of duties substantially inconsistent with the executive's status as a senior executive officer, material adverse alteration in the nature or status of the executive's responsibilities, material reduction in base salary, relocation of principal place of employment more than 50 miles, or, during the two-year period following a change of control, failure to timely pay compensation or failure to provide benefits or a reduction in benefits to which executive was entitled pre-event. A qualifying termination will be deemed to have occurred if the executive's employment is terminated without cause or executive terminates for good reason before a change in control and such termination without cause or event giving rise to good reason was at the request of a person or entity that entered into an agreement with us, the consummation of which would result in a change of control, whether or not such change in control ever occurs.

Under the change in control/severance agreements, the NEOs would receive the following under qualifying circumstances:

•
their current cycle annual incentive bonus prorated if the termination is before the end of the first half of the cycle or full annual incentive bonus if termination is during the second half of the cycle (and assuming achievement of performance goals at the target level);

•
lump sum severance equal to two times their highest base salary during the three years before the change in control plus two times target annual bonus, or if higher, the actual bonus in any of the three years before the change in control;
46 2016 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

•
health and welfare benefits provided for two years at no greater cost;

•
acceleration of vesting of all options, stock appreciation rights, restricted shares, restricted stock units, market-leveraged stock units, and performance stock units;

•
three years of additional service credit for SERP benefits in the case of Messrs. Weber and Dickson and two years of additional service credit for SERP benefits in the case of Messrs. Grimm and Jehl, if any;

•
lump sum payment equal to two years' match and contributions under our 401(k) plan plus two years' contributions under our SERP;

•
reimbursement for outplacement services for one year not to exceed 15% of highest base salary during the three years before the change in control and target bonus, or if higher, the actual bonus in any of the three years before the change in control; and

•
two years' continuation of current perquisites.

The change in control/severance agreements entered into prior to 2008, those of Messrs. Grimm and Jehl, also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. Beginning in 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

The Temple-Inland Inc. Compensation Committee (for agreements entered into prior to our 2007 spin-off) or our Compensation Committee (for agreements entered into after the 2007 spin-off) determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our Company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the Company or terminates employment for good reason.

We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Equity Incentive Awards

Pursuant to the terms of certain award agreements under our 2007 Stock Incentive Plan, equity awards immediately vest and all restrictions shall lapse upon an employee's death or disability or a change of control of the Company, as defined in the 2007 Stock Incentive Plan and the award agreements thereunder. A retirement-eligible employee who terminates will be entitled to accelerated vesting of all stock options and stock appreciation rights and, for grants in 2013 and thereafter, accelerated vesting of restricted stock units. Additionally, a retirement-eligible employee will be entitled to a prorated portion of market-leveraged stock units following the conclusion of the performance period, and any unvested performance stock units will be forfeited upon retirement.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs would have become entitled to in the event of termination of such executive officer's employment under various scenarios. The amounts shown assume that such termination was effective as of December 31, 2015 and include estimates of the amounts that would be paid to each executive officer upon such executive officer's termination. The table includes only additional benefits that result from the termination and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see the

2016 PROXY STATEMENT 47

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

section entitled Non-qualified Deferred Compensation on page 45 for additional information. The actual amounts to be paid can only be determined at the time of such executive officer's separation from the Company.

	SEVERANCE	ESTIMATED BONUS PAYMENT(1)	VALUE OF STOCK OPTIONS/ SARS THAT VEST	VALUE OF RESTRICTED STOCK/ RSUS/ MSUS/ PSUS THAT VEST(2)	RETIREMENT BENEFITS	WELFARE BENEFITS	OUTPLACEMENT	AGGREGATE PAYMENTS

Mr. Weber(3)
Change in Control:	$—	$—	$—	$1,371,499	$—	$—	$—	$1,371,499
Involuntary Not for Cause Termination or Voluntary Good Reason Termination in Connection with a Change in Control(4)	1,752,000	200,000	—	1,371,499	75,720	28,228	131,400	3,558,847
Retirement(5)	—	—	—	511,114	—	—	—	511,114
Death(6)	717,000	—	—	1,371,499	—	—	—	2,088,499
Disability(6)	717,000	—	—	1,371,499	—	—	—	2,088,499
Involuntary Not for Cause Termination or Voluntary Good Reason Termination(7)	2,000,000	—	—	—	—	—	—	2,000,000

Mr. Jehl
Change in Control:	—	—	—	934,446	—	—	—	934,446
Involuntary Not for Cause Termination or Voluntary Good Reason Termination in Connection with a Change in Control(4)	1,100,000	175,000	—	934,446	59,200	27,940	82,500	2,379,086
Retirement(5)	—	—	—	—	—	—	—	—
Death(6)	—	—	—	934,446	—	—	—	934,446
Disability(6)	—	—	—	934,446	—	—	—	934,446
Involuntary Not for Cause Termination or Voluntary Good Reason Termination(7)	—	—	—	—	—	—	—	—

Mr. Dickson(3)
Change in Control:	—	—	—	1,463,953	—	—	—	1,463,953
Involuntary Not for Cause Termination or Voluntary Good Reason Termination in Connection with a Change in Control(4)	1,634,000	175,000	—	1,463,953	81,040	21,880	122,550	3,498,423
Retirement(5)	—	—	—	—	—	—	—	—
Death(6)	—	—	—	1,463,953	—	—	—	1,463,953
Disability(6)	—	—	—	1,463,953	—	—	—	1,463,953
Involuntary Not for Cause Termination or Voluntary Good Reason Termination(7)	—	—	—	—	—	—	—	—

Mr. Grimm
Change in Control:	—	—	—	1,161,817	—	—	—	1,161,817
Involuntary Not for Cause Termination or Voluntary Good Reason Termination in Connection with a Change in Control(4)	1,290,000	175,000	—	1,161,817	63,400	28,006	96,750	2,814,973
Retirement(5)	—	—	—	437,456	—	—	—	437,456
Death(6)	—	—	—	1,161,817	—	—	—	1,161,817
Disability(6)	—	—	—	1,161,817	—	—	—	1,161,817
Involuntary Not For Cause Termination or Voluntary Good Reason Termination(7)	—	—	—	—	—	—	—	—

(1)
Executive is entitled to receive, as a result of the applicable termination event, an amount equal to the value of his 2015 incentive bonus.

(2)
Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)
Beginning in 2008, new change in control/severance agreements do not contain tax gross-up provisions.
48 2016 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(4)
Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a "parachute payment" subject to the 20% excise tax. Any compensation not deemed to be a "parachute payment" will reduce the amount of excise tax and gross-up payable. Based on these assumptions, no excise tax gross-up would be triggered.

(5)
Under our 2007 Stock Incentive Plan, all of the NEO's outstanding options, stock appreciation rights, restricted stock and restricted stock units will vest immediately upon retirement and market-leveraged stock units will be prorated based on actual performance. Performance stock units will be forfeited upon retirement. Messrs. Weber and Grimm were the only two current NEOs eligible for retirement as of December 31, 2015.

(6)
Except as provided under Mr. Weber's employment agreement described above, on termination of employment by death or disability, executives are entitled to receive no payment other than payment of salary and benefits through the date of termination and payment through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. Weber would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our 2007 Stock Incentive Plan, all options and stock appreciation rights will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock, restricted stock units, market-leveraged stock units and performance stock units will vest immediately, but performance stock units will be paid only if performance criteria are met.

(7)
In the event Mr. Weber is terminated without cause or terminates for good reason during the term of his employment agreement and he is not entitled to severance under his change in control/severance agreement, Mr. Weber will receive a lump sum cash payment of $2,000,000. We do not have a plan or policy to provide severance benefits to other NEOs whose employment terminates without cause or for good reason, other than in connection with a change in control as described above.

Termination Payments And Benefits For Mr. DeCosmo

Mr. DeCosmo's employment terminated on September 25, 2015, and our Board determined that Mr. DeCosmo's departure was to be treated as a termination without cause (as defined in his employment agreement). Accordingly, Mr. DeCosmo received compensation and benefits payable under his employment agreement. See discussion of his employment agreement under "—Employment Agreements—Mr. DeCosmo" beginning on page 41. Mr. DeCosmo received the following severance payments and benefits upon his termination: (i) a cash payment of $2,364,000 representing two times the sum of Mr. DeCosmo's base salary and his 2014 target annual bonus, (ii) a payment of $106,590 representing two years' match and retirement contribution under our 401(k) plan and two years' contributions to our SERP, (iii) health and welfare benefits for two years at no greater cost than what Mr. DeCosmo was paying before termination, valued at $22,230, (iv) two years continuation of perquisites, and (v) reimbursement for outplacement services for one year (not to exceed $90,000). In addition, Mr. DeCosmo received his 2015 annual incentive bonus of $203,000 based on the terms of the 2015 annual incentive program, which was paid in 2016 when the other participants in the program received their bonus payments. Mr. DeCosmo's outstanding stock options and time-based restricted stock unit awards vested in full and all applicable restrictions lapsed. Based on the fair market value of our common stock on September 25, 2015 of $13.43, the value of the 9,804 restricted stock units that vested was $131,668 and the value of the stock options that vested and became exercisable was $0 because all such stock options were out-of-the-money. Mr. DeCosmo's performance-based awards shall vest and become payable only to the extent the performance goals or criteria specified therein are actually achieved (other than continued performance of services). On February 12, 2016, 13,968 market-leveraged stock units with a value of $120,125 at such time vested based on actual performance and pursuant to the terms of the applicable award agreement. Mr. DeCosmo's has a remaining 67,138 target number of market-leveraged stock units and 40,612 target number of performance stock units outstanding, with a combined value of $1,447,083 based on our stock price as of September 25, 2015.

Termination Payments And Benefits For Mr. Nines

Mr. Nines' employment terminated on September 30, 2015. In connection with the departure of Mr. Nines, on October 21, 2015, we entered into a separation agreement and release of all claims with Mr. Nines. Under the separation agreement, we agreed to (i) pay Mr. Nines $200,000 in October 2015 and $500,000 in January 2016, and (ii) reimburse Mr. Nines for the cost incurred to obtain COBRA coverage for a period of up to one year and reimburse Mr. Nines for premium payments for basic life insurance and accidental death and dismemberment coverage calculated as in effect immediately prior to the termination date, unless and until he becomes eligible for alternative health insurance benefits with a value of $23,575. Such benefits are subject to applicable tax withholdings and Mr. Nines' compliance with the terms of the separation agreement, including his agreement to release all claims against us and our officers, directors and affiliates, and to provide consulting services at our request until November 30, 2015 to facilitate the transition of his duties and responsibilities and our continued operations. In exchange for Mr. Nines providing such consulting services, we agreed to pay Mr. Nines an aggregate amount of $50,000, to be paid in $25,000 monthly installments in October and November 2015. We also agreed to reimburse Mr. Nines for up to $25,000 in professional outplacement services, provided that Mr. Nines engages the outplacement service provider within six months of the termination date and Mr. Nines actually utilizes such services. Outside of his separation agreement, we requested that Mr. Nines continue to provide consulting services until December 31, 2015, and we paid him $25,000 for these additional consulting services. Under the terms of his equity award agreements, Mr. Nines continued to vest under his equity awards during the period he provided consulting services to us. After the consulting period expired, Mr. Nines was entitled to only his vested equity awards (including having 90 days to exercise his vested stock options and stock appreciation rights), and his unvested equity awards were forfeited.

2016 PROXY STATEMENT 49

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2015, none of the NEOs other than Mr. Weber and Mr. DeCosmo had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our 2007 Stock Incentive Plan, an employee whose employment terminates other than for retirement has three months to exercise any options and stock appreciation rights that are exercisable. A retirement-eligible employee who terminates has the remaining term to exercise options and stock appreciation rights. All other options and stock appreciation rights and, for grants prior to 2013, all unvested restricted stock and restricted stock units and unearned market-leveraged stock units and performance stock units are forfeited. For grants in 2013 and thereafter, a retirement-eligible employee who terminates will receive unvested restricted stock units upon retirement and a prorated portion of market-leveraged stock units and performance stock units following conclusion of the performance period. The employee retains any dividends earned prior to termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During his service on the Compensation Committee, no member served as an officer or employee of ours at any time or had any relationship with us requiring disclosure as a related-party transaction under SEC rules. During 2015, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors.

50 2016 PROXY STATEMENT

PROPOSAL REGARDING ADVISORY APPROVAL OF
THE COMPANY'S EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2016 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2016 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2017 Annual Meeting of Stockholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

THE BOARD OF DIRECTORS RECOMMENDS "FOR" APPROVAL, IN AN ADVISORY MANNER, OF OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES DESCRIBED IN THE CD&A SECTION OF THE 2016 PROXY STATEMENT, AND THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THE 2016 PROXY STATEMENT.

2016 PROXY STATEMENT 51

PROPOSAL TO RE-APPROVE MATERIAL TERMS OF 2007 STOCK INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

To be compliant with Section 162(m) of the Internal Revenue Code ("Section 162(m)"), we are asking you to re-approve the 2007 Stock Incentive Plan, as amended (the "Plan") and its material terms.

As background, Section 162(m) and related Treasury Regulations generally disallow a tax deduction by public companies for certain compensation in excess of $1 million paid to the CEO and the three other most highly compensated executive officers (other than the CFO) ("covered officers"), unless such compensation is based on objective performance goals that are approved by the stockholders and otherwise meets the requirements for performance-based compensation under Section 162(m). The performance goals, the Plan and its material terms were previously approved by our stockholders but it is a requirement under Section 162(m) that these items be re-approved by our stockholders every five years.

For compensation to qualify as performance-based under Section 162(m), the material terms of the Plan must be disclosed to, and approved by, our stockholders. The material terms of the Plan include: (1) the performance goals, (2) the group of participants whose compensation would be subject to the performance goals, and (3) the maximum amount payable to an executive officer. Section 162(m) requires that the disclosure to stockholders be specific enough so that stockholders can determine the maximum amount of compensation that could be payable to the employee under a performance goal during a specified period.

Stockholder approval of the material terms of the Plan is necessary for Section 162(m) purposes or else we may lose certain federal income tax deductions under Section 162(m). We believe it is prudent and in the best interests of us and our stockholders to qualify performance-based awards under the Plan as performance-based compensation under Section 162(m) (and therefore not subject to the $1 million deduction limitation) should this situation arise in future years.

We are not seeking stockholder approval of additional shares or other Plan amendments. We are seeking approval of the material terms of the Plan for Section 162(m) purposes only. The Plan itself has been previously approved. Thus, regardless of whether this proposal is approved, the Plan will continue to be in effect, and we will continue to be authorized to grant equity-based awards under the Plan. If this proposal is not approved, the only effect will be to cause performance-based compensation under the Plan not to be considered performance-based for Section 162(m) purposes, which would cause the $1 million deduction limit to apply to such compensation. We believe not qualifying performance-based compensation for Section 162(m) purposes would negatively impact us and our stockholders.

The material terms are as follows:

Participants Eligible.    Our directors, offices, employees and consultants are eligible to receive awards under the Plan. Performance-based awards may be granted to any of such persons under the Plan. Although Section 162(m) only limits the deductibility for compensation paid to our covered officers, we have expanded the list of persons who would be eligible to receive Section 162(m) qualified performance-based compensation in the event that one or more of them should become one of our covered officers in future years. Notwithstanding our ability to grant performance-based compensation to this group of eligible persons, nothing in this approval will obligate us to grant awards that satisfy the Section 162(m) performance-based compensation requirements to any of our employees or officers.

Performance Goals.    The performance goals for awards intended to qualify as "performance-based compensation" under Section 162(m) will be based on measurable and attainable financial targets selected by our Compensation Committee from the following list with respect to the Company: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes ("NOPAT"), net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, real estate value creation, regulatory compliance, asset additions, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus our Company's cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee of our Board of Directors establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of the

52 2016 PROXY STATEMENT

PROPOSAL TO RE-APPROVE MATERIAL TERMS OF 2007 STOCK INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

Company, one or more affiliates, or the Company and one or more affiliates, and may cover such period(s) as the Compensation Committee may specify.

The performance goals will be established by our Compensation Committee in accordance with Section 162(m) and the applicable Treasury Regulations. At the end of the applicable performance period, our Compensation Committee will certify the attainment of the performance goals and may decrease, but not increase, the number of shares or cash payable upon attainment of such goals. To the extent our Compensation Committee does not satisfy the requirements of Section 162(m), performance-based compensation may be granted and administered by a committee of directors that meet such requirements.

Maximum Individual Annual Compensation.    Any awards of stock options or stock appreciation rights will have an exercise price not less than the fair market value of our common stock as of the date of grant. No individual participant may receive awards in any one calendar year covering more than 200,000 shares of our common stock, subject to adjustment upon certain corporate events described in the Plan. The maximum amount of cash payable to any employee pursuant to performance-based awards to the employee under the Plan during a calendar year cannot exceed $5 million.

Other Material Features of the Plan

The following summary of the other material terms of the Plan is qualified in its entirety by the full text of the Plan, which has been previously filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission's website at www.sec.gov. You may also obtain, free of charge, a copy of the Plan by writing to our Corporate Secretary at Forestar Group Inc., 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746.

Purpose.    The purpose of the Plan is to attract and retain employees, members of our Board and consultants by providing them with additional incentives, and to promote the success of our Company's business.

Administration.    Our Board or one or more committees appointed by our Board will administer the Plan. For this purpose our Board has delegated general administrative authority for the Plan to our Compensation Committee. Our Board may delegate some or all of its authority with respect to the Plan to another committee of directors and may delegate certain limited award grant authority to one or more officers of our Company. (The appropriate acting body, be it our Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the "Administrator.") The Administrator determines the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Along with other authority granted to the Administrator under the Plan, the Administrator may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) determine the terms and conditions of awards, and (v) amend outstanding awards.

Eligibility.    Persons eligible to receive awards under the Plan include our officers, employees, consultants and members of our Board. The Administrator determines from time to time the participants to whom awards will be granted.

Authorized Shares; Limits on Awards.    The maximum number of common shares that may be issued or transferred pursuant to awards under the Plan equals 6,450,000, all of which may be subject to incentive stock option treatment. The total number of shares that may be issued for awards to any single participant during a calendar year is 200,000, and for cash awards is $5 million. Shares covered by an award shall be counted as used only to the extent that they are actually issued. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash are again available for grant of additional awards under the Plan within the limits provided by the Plan.

Adjustments or Changes in Capitalization.    In the event of any change in the outstanding shares of common stock by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or similar corporate transaction, the Administrator shall provide for a substitution for or an adjustment in the (i) number and class of securities subject to outstanding awards, (ii) the consideration to be received upon exercise or vesting of an award, (iii) the exercise price of options, (iv) the aggregate number and class of securities for which awards may be granted under the Plan, and/or (v) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.

Incentive Awards.    The Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, as well as other stock-based awards (described in the Plan) that are responsive to changing developments in management compensation. The Plan retains the flexibility to offer competitive incentives and to tailor

2016 PROXY STATEMENT 53

PROPOSAL TO RE-APPROVE MATERIAL TERMS OF 2007 STOCK INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or stock appreciation right will expire, or other award will vest in accordance with the schedule set forth in the applicable award agreement.

Stock Option.    A stock option is the right to purchase common shares at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option ("ISO") or a nonqualified stock option ("NQSO"). ISO benefits are taxed differently from NQSOs, as described under "Federal Income Tax Treatment of Awards under the Plan," below. ISOs also are subject to more restrictive terms and are limited in amount by the Internal Revenue Code (the Code) and the Plan. The exercise price for each option granted is determined in accordance with the method as defined in the Plan, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of our capital stock). All options granted under the Plan will expire no later than ten years from the date of grant (five years in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of our capital stock). The method of exercising an option granted under the Plan will be set forth in the stock option agreement for that particular option. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

Stock Appreciation Rights.    Stock appreciation rights permit the holder to receive the appreciation in the value of our common stock directly from us in cash or shares of our common stock. Our Compensation Committee determines the number of covered shares, the exercise price, the vesting schedule for stock appreciation rights, and whether the stock appreciation rights will be settled in cash or stock. Upon exercise of vested stock appreciation rights, the holder will receive, as determined by the Administrator, either (1) cash in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation rights are exercised or (2) a number of shares of our common stock equal to such amount of cash divided by fair-market value of our common stock on the date of exercise. The exercise price for each stock appreciation right granted will not be less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock.    A restricted stock award is typically for a fixed number of common shares subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Except for these restrictions and any others imposed by the Administrator, upon the grant of restricted stock the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock. A stock bonus may be granted by the Administrator to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Administrator. The number of shares so awarded shall be determined by the Administrator and may be granted independently or in lieu of a cash bonus.

Restricted Stock Units.    Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the Plan may or may not be subject to performance conditions. Restricted stock units will be settled in shares of our common stock or cash in an amount based on the fair market value of our common stock on the settlement date.

Performance Awards.    The payment of the value of a performance award is conditioned upon the achievement of performance goals set by the Compensation Committee at the time of granting the performance award and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance award granted in any year is $5 million. For a description of the performance goals, see discussion under "—General—Performance Goals".

Other Stock-Based Awards.    The Plan also provides for grants of other stock-based awards with terms determined by our Administrator.

Transfer Restrictions.    Subject to certain exceptions, awards under the Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by him or her.

Termination of or Changes to the Plan.    Our Board may amend, alter or discontinue the Plan at any time, except that no amendment or alteration will be effective without stockholder approval if such approval is required by law or under the NYSE

54 2016 PROXY STATEMENT

PROPOSAL TO RE-APPROVE MATERIAL TERMS OF 2007 STOCK INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

rules, and no amendment or termination may impair the rights of any holder of outstanding awards without his or her consent. Additionally, no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a "repricing" of such award without stockholder approval.

Change in Control.    Vesting of awards may be accelerated in the event of certain change in control situations.

Federal Income Tax Treatment of Awards under the Plan

Federal income tax consequences relating to awards under the Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, we are generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, we are generally not entitled to a deduction nor does the optionee recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. We will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, we would generally have no corresponding compensation deduction.

If an award is accelerated under the Plan in connection with a change in control (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards which are not "performance-based" within the meaning of Section 162(m) of the Code may not be permitted to be deducted by us in certain circumstances.

New Plan Benefits

Awards are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote at the annual meeting is required for re-approval of the material terms of the Plan for Section 162(m) purposes. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE 2007 STOCK INCENTIVE PLAN FOR SECTION 162(m) PURPOSES.

2016 PROXY STATEMENT 55

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company's website at www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2015. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee: James A. Rubright, Chairman William G. Currie William C. Powers, Jr. Daniel B. Silvers David L. Weinstein
56 2016 PROXY STATEMENT

PROPOSAL TO RATIFY THE SELECTION OF
ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2016. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees incurred to Ernst & Young LLP for the last two years were (in thousands):

	2015	2014

Audit Fees(1)	$1,261	$1,230
Audit-Related Fees(2)	100	140
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,361	$1,370

(1)
Audit fees include the annual audit and quarterly reviews of our financial statements and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission. For 2014, includes $300,000 invoiced by Ernst & Young LLP after the filing of our proxy statement for the 2015 annual meeting of our stockholders.

(2)
Audit-related fees include consultation on matters addressed during the audit or interim reviews and consultations related to pending or proposed transactions. For 2015, includes $100,000 in fees incurred by Ernst & Young LLP related to a review conducted by the Public Company Accounting Oversight Board of Ernst & Young's 2014 annual audit of our financial statements. Audit-related fees of $140,000 in 2014 include $125,000 associated with a high yield debt transaction in May 2014 and $15,000 associated with consultations on proposed transactions.

(3)
Tax fees include assistance in the preparation of our federal, state, and local income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year's audit. During 2015, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for 2016. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

2016 PROXY STATEMENT 57

OTHER MATTERS

OTHER BUSINESS TO BE PRESENTED

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should be properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

58 2016 PROXY STATEMENT

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting, the proposal must be received by our Corporate Secretary by November 23, 2016 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 23, 2016 will not be considered for inclusion in our 2017 proxy statement.

Our bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2017 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 30, 2017 or after February 24, 2017. Our bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see "Election of Directors—How Nominees Are Selected." Director nominations to be brought by stockholders before our 2017 annual meeting will be considered untimely if they are submitted before January 30, 2017 or after February 24, 2017.

VOTING QUESTIONS OR ASSISTANCE

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2016 annual meeting of stockholders, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Corporate Secretary

Austin, Texas
March 23, 2016

2016 PROXY STATEMENT 59

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FORESTAR GROUP INC 6300 BEE CAVE ROAD ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. BLDG #2, SUITE 500 AUSTIN, TX 78746-5149ATTN: DAVID GRIMM VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 M. Ashton Hudson 02 Richard M. Smith 03 Richard D. Squires 04 Phillip J. Weber The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 0 0 Against 0 0 0 Abstain 0 0 0 2. Advisory approval of Forestar's executive compensation. 3. To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code. To ratify the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the year 2016. 4. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000272150_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com FORESTAR GROUP INC Annual Meeting of Stockholders May 10, 2016 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint Charles D. Jehl and David M. Grimm, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORESTAR GROUP INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, CST on 5/10/2016, at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000272150_2 R1.0.1.25